UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☒     Definitive Proxy Statement
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☐     Soliciting Material Pursuant to § 240.14a-12
Liberty Latin America Ltd.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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l
LIBERTY LATIN AMERICA LTD.
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000
April 4, 2023
Dear Shareholder:
You are invited to attend the 2023 Annual General Meeting of Shareholders of Liberty Latin America Ltd. to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on Wednesday, May 17, 2023, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000. At the Annual General Meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of Annual General Meeting and proxy statement, as well as on such other business as may properly come before the meeting.
Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2023 Annual General Meeting of Shareholders, please read the enclosed proxy materials and then promptly vote via the internet or telephone or, by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.
Thank you for your continued support and interest in Liberty Latin America Ltd.
Very truly yours,

Michael T. Fries
Executive Chairman
Liberty Latin America Ltd.
The Notice of Internet Availability of Proxy Materials relating to the Annual General Meeting is first being mailed on or about April 7, 2023, and the proxy materials relating to the Annual General Meeting will first be made available on or about the same date.

LIBERTY LATIN AMERICA LTD.
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be Held on May 17, 2023
NOTICE IS HEREBY GIVEN of the 2023 Annual General Meeting of Shareholders (the AGM) of Liberty Latin America Ltd. (Liberty Latin America) to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on Wednesday, May 17, 2023 at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000. At the Annual General Meeting, our shareholders will consider and vote on the following proposals:
1.    A proposal (which we refer to as the director election proposal) to elect Michael T. Fries, Alfonso de Angoitia Noriega, Paul A. Gould and Roberta S. Jacobson to serve as Class III members of our board of directors until the 2026 Annual General Meeting of Shareholders or their earlier resignation or removal; and
2.    A proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and to authorize our board of directors, acting by the audit committee, to determine the independent auditors remuneration;
You may also be asked to consider and vote on such other business as may properly come before the AGM.
All shareholders of Liberty Latin America are cordially invited to attend the AGM. Holders of record of our Class A common shares, par value $0.01 per share, and Class B common shares, par value $0.01 per share, in each case, issued and outstanding as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 22, 2023, the record date for the AGM, will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of shareholders entitled to vote at the AGM will be available during regular business hours at our office at 1550 Wewatta Street, Suite 800, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM. The holders of record of our Class C common shares, par value $0.01 per share, are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM.
We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
Our board of directors has unanimously approved each proposal and recommends that you vote “FOR” the election of each director nominee and “FOR” the auditors appointment proposal.
Votes may be cast in person at the AGM or by proxy prior to the AGM by telephone, via the internet or by mail.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the AGM.

By Order of the Board of Directors,

John M. Winter
Senior Vice President, Chief Legal Officer and Secretary
Denver, Colorado
April 4, 2023
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE AGM, PLEASE VOTE BY PROXY PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

i

LIBERTY LATIN AMERICA LTD.
a Bermuda exempted company
Clarendon House, 2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000

PROXY STATEMENT FOR THE

2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our 2023 Annual General Meeting of Shareholders (the AGM) to be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda on Wednesday, May 17, 2023, or at any adjournment or postponement of the AGM. At the AGM, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual General Meeting of Shareholders (the Meeting Notice). We are soliciting proxies from holders of record as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on March 22, 2023, of our Class A common shares, par value $0.01 per share (LILA), and Class B common shares, par value $0.01 per share (LILAB). The holders of our Class C common shares, par value $0.01 per share (LILAK, together with LILA and LILAB, our common shares), are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM. This proxy statement is also being made available to holders of LILAK.
Under Bermuda law, holders of a company’s common shares are referred to as “members,” but for convenience, they are referred to in this proxy statement as “shareholders.” In this proxy statement, the terms “we,” “our,” “our company,” “the company” and “us” refer, as the context requires, to Liberty Latin America Ltd. (Liberty Latin America) or collectively to Liberty Latin America and its subsidiaries.
Notice and Access of Proxy Materials
We have elected, in accordance with the Securities and Exchange Commission’s (the SEC) “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the e-proxy notice) to our shareholders and to post our proxy statement and our annual report to our shareholders (collectively, the proxy materials) electronically. The e-proxy notice is first being mailed to our shareholders on or about April 7, 2023. The proxy materials will first be made available to our shareholders on or about the same date.
The e-proxy notice instructs you how to access and review the proxy materials and how to submit your proxy via the internet or by telephone. The e-proxy notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.
Voting Matters and Board Recommendations
The board of directors of Liberty Latin America (the Board) has unanimously approved each proposal and recommends that the holders of shares of LILA and LILAB (together, the voting shares):
1.    Vote “FOR” the proposal (which we refer to as the director election proposal) to elect Michael T. Fries, Alfonso de Angoitia Noriega, Paul A. Gould and Roberta S. Jacobson to serve as Class III members of our board of directors until the 2026 Annual General Meeting of Shareholders or their earlier resignation or removal; and
2.    Vote “FOR” the proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.
The AGM may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies to vote on proposals.

QUESTIONS AND ANSWERS ABOUT THE AGM AND VOTING
The questions and answers below highlight only selected information about the AGM and how to vote your shares. You should read carefully the entire proxy statement before voting.
When and where is the AGM?
The AGM will be held at 8:00 a.m. Bermuda time (7:00 a.m. New York City time), on May 17, 2023, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, telephone number +1 (441) 298-4000.
Who may vote at the AGM and what is the record date for the AGM?
Holders of shares of LILA and LILAB, as recorded in our share register as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 22, 2023 (such date and time, the record date for the AGM), will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof (shareholders of record).
What is the purpose of the AGM?
At the AGM, you will be asked to consider and vote on each of the following:
1.    the director election proposal, to elect Michael T. Fries, Alfonso de Angoitia Noriega, Paul A. Gould and Roberta S. Jacobson to serve as Class III members of our board of directors until the 2026 Annual General Meeting of Shareholders or their earlier resignation or removal; and
2.    the auditors appointment proposal, to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.
You may also be asked to consider and vote on such other business as may properly come before the AGM, although we are not aware at this time of any other business that might come before the AGM.
What constitutes a quorum at the AGM?
In order to conduct the business of the AGM, a quorum must be present. A majority of the total voting power of the issued and outstanding shares entitled to vote at the AGM must be present or represented by proxy in order to constitute a quorum. For purposes of determining a quorum, your voting shares will be included as represented at the AGM even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of voting shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those voting shares on a particular proposal, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those voting shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See —What are ‘broker non-votes’ and how are they treated? below.
What are the requirements to elect the directors and approve each of the other proposals?
Each director nominee who receives a plurality of the combined voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, will be elected to office.
Approval of the auditors appointment proposal requires the affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or represented by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class.
If the auditors appointment proposal fails to receive the required affirmative vote of the majority of those present in person or represented by proxy at the AGM solely by reason of broker non-votes or abstentions, the Board will nevertheless take note of the positive indication given by the receipt of an affirmative majority of the votes cast and proceed accordingly.
How does the Board recommend that I vote my shares?
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the election of each director nominee and “FOR” the auditors appointment proposal.

How many votes do shareholders of record have at the AGM?
At the AGM, shareholders of record of LILA will have one vote per share and shareholders of record of LILAB will have 10 votes per share, in each case, that our records show are owned as of the record date. As of the record date, an aggregate of 42,807,633 shares of LILA and 2,242,534 shares of LILAB were issued and outstanding and entitled to vote at the AGM. There were, as of the record date, 10,794 and 20 shareholders of record of LILA and LILAB, respectively (which amounts do not include the number of shareholders whose shares were held of record by banks, brokers or other nominees, but include each such institution as one holder). Shares of LILAK are non-voting, except where otherwise required by applicable law and our Bye-laws.
What is the difference between a shareholder of record and a beneficial owner?
These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare, our transfer agent, you are a shareholder of record and the proxy materials are being sent directly to you by Liberty Latin America. If your common shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the common shares held in street name and the proxy materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your voting shares by following the instructions on the proxy card.
What do shareholders of record need to do to vote on the proposals?
Shareholders of record of our voting shares as of the record date may vote in person at the AGM, or by submitting a proxy vote by telephone, or through the internet prior to the AGM. Alternatively, if they received a paper proxy card, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for proxy voting by using the telephone or the internet prior to the AGM are printed on the e-proxy notice or proxy card. In order to vote through the internet, holders should have their e-proxy notices or proxy cards available, so they can input the required information from the e-proxy notice or the proxy card, and log onto the internet website address shown on the e-proxy notice or the proxy card. When holders log onto the internet website address, they will receive instructions on how to vote their voting shares. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately. Unless subsequently revoked, our voting shares represented by a proxy submitted as described herein and received at or before the AGM will be voted in accordance with the instructions on the proxy.
YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the AGM. You may change your vote at the AGM.
If you submit a properly executed proxy, by proxy card or by telephone or through the internet, without indicating any voting instructions as to a proposal enumerated in the Meeting Notice, the shares represented by the proxy, or voted by telephone or through the internet, will be voted “FOR” the election of each director nominee and “FOR” the auditors appointment proposal.
If you submit a proxy indicating that you “WITHHOLD” your vote, it will have no effect on the director election proposal. If you submit a proxy indicating that you abstain from voting as to the auditors appointment proposal, it will have the same effect as a vote “AGAINST” the auditors appointment proposal.
If you do not submit a proxy or you do not vote in person at the AGM, your voting shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).
What do beneficial owners need to do to vote on the proposals?
If you hold your voting shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your voting shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market LLC (Nasdaq) prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, the director election proposal. Accordingly, to ensure your voting shares held in street name are voted on this matter, we encourage you to promptly provide specific voting instructions to your broker, bank or other nominee.

What are “broker non-votes” and how are they treated?
A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the AGM, but the broker, bank or nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Broker non-votes are counted as voting shares that are present and entitled to vote for purposes of determining a quorum. Broker non-votes will have no effect on the election of each director nominee because this proposal requires a plurality of the combined voting power of the voting shares present in person or represented by proxy at the AGM and a non-vote is not counted as a vote for this proposal. Brokers have discretion to direct the voting of shares on the auditors appointment proposal if it has not received voting instructions from the beneficial owner, and as a result, broker non-votes should not occur with respect to the auditors appointment proposal.
You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of LILA and LILAB or how to change your vote or revoke your proxy.
How do I vote any of my shares that are held in the Liberty Puerto Rico 401(k) Savings Plan or the Liberty Latin America 401(k) Savings Plan?
If you hold LILA shares through your account in the Liberty Puerto Rico 401(k) Savings Plan or the Liberty Latin America 401(k) Savings Plan, the trustees for the applicable plan are required to vote your LILA shares as you specify. To allow sufficient time for the trustees to vote your LILA shares, your voting instructions must be received by 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on May 10, 2023. To vote such shares, please follow the instructions provided by the trustees for the applicable plan.
What if I respond and indicate that I am withholding my vote or abstaining from voting?
A properly submitted proxy marked “WITHHOLD” or “ABSTAIN” will be counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of voting shares represented and entitled to vote at the AGM. However, a proxy marked “ABSTAIN” will not be treated as a vote cast at the AGM. Withheld votes will have no effect on the election of each director nominee. Abstentions will also have the same effect as a vote “AGAINST” the auditors appointment proposal because this proposal requires an affirmative vote from a majority of the combined voting power of the issued and outstanding common shares that are present in person or represented by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, and an abstention is not counted as an affirmative vote.
Can I change my vote?
Shareholders of record may change their vote any time before the polls close at the AGM, which can be done by voting in person at the AGM, voting via the Internet or by telephone, or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Latin America Ltd., c/o Secretary, 1550 Wewatta Street, Suite 800, Denver, Colorado 80202, United States before the start of the AGM.
Your attendance at the AGM will not, by itself, revoke a prior vote or proxy from you.
If your voting shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.
Who may attend, and who may vote at, the AGM?
All shareholders of Liberty Latin America may attend the AGM. Only shareholders of record (holders of record of our voting shares as of the record date, 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 22, 2023) are entitled to vote at the AGM or any adjournment or postponement thereof. Holders of LILAK shares will not be entitled to vote on any of the proposals.
If you are a shareholder of record of our voting shares, you have the right to attend, speak and vote in person at the AGM. Any corporation that is a shareholder of record may by written instrument authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such written instrument at the AGM) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Latin America. If you are a beneficial owner, you may also attend and speak at the AGM. You may not, however, vote your shares held in street name unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the AGM.

Notwithstanding the foregoing, we recommend that you vote by proxy in advance of the AGM even if you plan to attend the AGM (note that you may change your vote at the AGM).
A list of shareholders entitled to vote at the AGM will be available during regular business hours at our office at 1550 Wewatta Street, Suite 800, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM.
How is Liberty Latin America soliciting proxies and who will pay the cost of soliciting proxies?
We are soliciting proxies by means of our proxy materials on behalf of the Board. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending the e-proxy notices and, if requested, paper proxy materials to you and getting your voting instructions. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of common shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.
May I choose the method in which I receive future proxy materials?
Registered shareholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Shareholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by internet at www.proxyvote.com by following the prompts. Also, shareholders who hold shares through a broker, bank or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered shareholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at (877) 373-6374 (outside the United States +1 (781) 575-3100). Shareholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.
What is “householding”?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the proxy materials. This means that only one copy each of the proxy materials or e-proxy notice is being sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy materials or e-proxy notice to you if you call, email or mail our Investor Relations Department, +1 (303) 925-6000 or ir@lla.com or Liberty Latin America Ltd., Attention: Investor Relations Department, 1550 Wewatta Street, Suite 800, Denver, Colorado 80202, United States. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above telephone number, email address or mailing address.
When will Liberty Latin America announce the voting results?
We will announce the preliminary voting results at the AGM. We will report the final results in a Current Report on Form 8-K that we will file with the SEC after the AGM.
What do I do if I have additional questions?
If you have any further questions about voting or attending the AGM, please call Liberty Latin America Investor Relations at +1 (303) 925-6000.

CORPORATE GOVERNANCE
Code of Conduct and Code of Ethics
We have adopted a code of conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our senior executive officers and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Both codes are available on our website at www.lla.com.
Director Independence
It is our policy that a majority of the members of the Board be independent of our management. For a director to be deemed independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his or her capacity as a board member. To assist the Board in determining which of our directors qualify as independent for purposes of Nasdaq rules, as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of the Board follows Nasdaq’s corporate governance rules on the criteria for director independence.
Board Composition
As described below under Proposal 1—The Director Election Proposal, the Board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, technology, venture capital, private equity, foreign relations, law, tax, real estate, finance, auditing, engineering and Latin American and Caribbean businesses. For more information on our policies with respect to board candidates, see Board and Committees of the Board—Committees of the Board—Nominating and Corporate Governance Committee.
Board Leadership Structure
The Board has separated the positions of Executive Chairman and Chief Executive Officer (principal executive officer). Michael T. Fries holds the position of Executive Chairman, leads the Board and board meetings and provides strategic guidance to our Chief Executive Officer. Balan Nair, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively enables the Board to fulfill its duties.
Board Role in Risk Oversight
The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. The audit committee oversees management of financial risks, risks relating to potential conflicts of interest, cybersecurity and information security risks, and our overall enterprise risk management program. The compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. The nominating and corporate governance committee oversees risks associated with the independence of the Board. These committees then provide reports periodically to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks, including cybersecurity and information security risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

EXECUTIVE OFFICERS
The following lists the executive officers of our company (other than Michael T. Fries and Balan Nair, Executive Chairman and our President and Chief Executive Officer (CEO), respectively, who also serve as directors of our company and who are listed under Proposal 1—The Director Election Proposal), their ages and a description of their business experience, including positions held with our company.

Name	Positions
Aamir Hussain Age: 55
Mr. Hussain has served as the Chief Technology and Product Officer (CTO) and a Senior Vice President of our company since April 2022. In this capacity, he is responsible for Liberty Latin America’s Technology & Innovation (T&I) team, driving technology solutions including product development and network performance, and delivering an exceptional customer experience across the company’s multiple markets. Prior to joining Liberty Latin America, Mr. Hussain was Senior Vice President and Chief Product Officer at Verizon Communications from December 2019 to April 2022, Chief Executive Officer of Collinear Networks from February 2019 to December 2019, Executive Vice President, Chief Technology, Information and Product Development Officer at CenturyLink from October 2014 to November 2018 and has been a Venture Partner at Ridge Lane Limited Partners since July 2019.

Rocio Lorenzo Age: 47
Ms. Lorenzo has served as the Chief Customer Officer (CCO) and a Senior Vice President of our company since July 2021. In this capacity, she is responsible for our customers’ experience and life time value and leads our customer teams, including Digital, Customer Operations and Commercial Programming. Prior to joining Liberty Latin America, Ms. Lorenzo was a Managing Director and Senior Partner of Boston Consulting Group from March 2007 to July 2021 where she led its telecommunications practice and advised leading telecommunications companies on commercial, digital and business transformation.

Christopher Noyes Age: 52
Mr. Noyes has served as the Chief Financial Officer and a Senior Vice President of our company since December 2017. In this capacity, he is responsible for Liberty Latin America’s finance and treasury operations, including commercial finance, tax and financial planning, accounting and external reporting matters, investor relations and strategic oversight for the financial performance of the company and its operations. Mr. Noyes became the Chief Financial Officer for Liberty Global plc’s (Liberty Global) Latin America operations in September 2014, which became the LiLAC Group of Liberty Global in July 2015. Prior to this, Mr. Noyes held multiple senior management positions with Liberty Global, including Managing Director, Investor Relations and Business Analysis. Mr. Noyes joined Liberty Global in June 2005 as Vice President, Investor Relations. Prior to joining Liberty Global, Mr. Noyes was an investment banker at Credit Suisse First Boston and Donaldson, Lufkin & Jenrette for over five years collectively.

John M. Winter Age: 50	Mr. Winter has served as the Chief Legal Officer, Secretary and a Senior Vice President of our company since December 2017. In this capacity, he is responsible for oversight of all legal matters affecting Liberty Latin America and risk management within the company, including legal support for corporate governance, financial reporting, litigation, mergers and acquisitions, and commercial contracts, regulatory and general compliance. Prior to December 2017, Mr. Winter was a Managing Director, Legal for Liberty Global where he was responsible for various legal matters, including legal support for financial reporting, mergers and acquisitions, compliance and governance. Mr. Winter joined Liberty Global as a Vice President, Legal in July 2013. Prior to joining Liberty Global, Mr. Winter was with the law firm Baker Botts L.L.P. for more than five years, and most recently as a partner in the corporate department, specializing in public and private acquisitions, financings and financial reporting.

Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our current executive officers or directors, by blood, marriage or adoption.

BOARD AND COMMITTEES OF THE BOARD
Board and Committees of the Board
Committee Membership

	Audit	Compensation	Nominating & Corporate Governance	Executive Committee
Charles H.R. Bracken
Miranda Curtis	●	Chair	●
Alfonso de Angoitia Noriega	●
Michael T. Fries				●
Paul A. Gould	Chair	●	●
Roberta S. Jacobson
Balan Nair				●
Brendan Paddick	●
Daniel E. Sanchez			Chair
Eric L. Zinterhofer		●
Board and Committee Meetings
During 2022, we had six meetings of our full Board, six meetings of our audit committee, four meetings of the compensation committee, two meetings of our nominating and corporate governance committee, and four meetings of our executive committee. Each director attended, either in person or telephonically, at least 75% of the total number of meetings of our Board and each committee on which he or she served. Our Board encourages all members to attend each annual general meeting of our shareholders. For our 2022 AGM, all ten of our board members attended virtually, as it was a virtual meeting given the COVID-19 pandemic.
Executive Committee
The Board has established an executive committee, whose members are Michael T. Fries and Balan Nair. Subject to the limitations of Bermuda law, the executive committee may exercise all the powers and authority of the Board in the management of our business and affairs, including, but not limited to, the power and authority to issue any class of our shares.
Compensation Committee
The Board has established a compensation committee, whose chairman is Miranda Curtis and whose other members are Paul A. Gould and Eric L. Zinterhofer. See Corporate Governance—Director Independence above.
The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO and our other executive officers. The compensation committee may also make recommendations to the Board with respect to our incentive compensation plans and equity based plans, and will administer such plans, with authority to make and modify grants under, and to approve or disapprove participation in, such plans. For a description of our current processes and policies for consideration and determination of executive compensation, including the role of our CEO and outside consultants in determining or recommending amounts and/or forms of compensation, see Executive Officers and Directors Compensation—Compensation Discussion and Analysis.
The Board has adopted a written charter for the compensation committee, which is available on our website at www.lla.com.
Compensation Committee Interlocks and Insider Participation
In 2022, the compensation committee of our Board consisted of Miranda Curtis, Paul A. Gould and Eric L. Zinterhofer during the entirety of the year. No member of the compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

Nominating and Corporate Governance Committee
The Board has established a nominating and corporate governance committee, whose chairman is Daniel E. Sanchez and whose other members are Miranda Curtis and Paul A. Gould. See Corporate Governance—Director Independence above.
The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by the Board from time to time, identifies director nominees for upcoming annual general meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of the Board and management.
The nominating and corporate governance committee will consider candidates for director recommended by any shareholder, provided that such recommendations are properly submitted. Eligible shareholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Secretary, Liberty Latin America Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Shareholder recommendations must be made in accordance with our Bye-Laws, as discussed under Shareholder Proposals in this proxy statement, and contain the following information:
•    the name and address of the proposing shareholder and the beneficial owner, if any, on whose behalf the nomination is being made, as they appear on our share register, and documentation indicating the class or series and number of our common shares owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing shareholder is recommending a candidate for nomination as a director;
•    the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;
•    a statement detailing any relationship, arrangement or understanding between the proposing shareholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing shareholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing shareholder(s) or beneficial owner (each a Proposing Person);
•    a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;
•    any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director;
•    a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;
•    a representation by each Proposing Person who is a holder of record of our common shares as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual general meeting of shareholders and intends to appear in person or by proxy at the annual general meeting of shareholders at which the person named in such notice is to stand for election;
•    a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;
•    a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Shareholder Associated Person) (including the details of such assistance, funding or consideration); and
•    a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the Proposing Person or any Shareholder Associated Person,

the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Shareholder Associated Person.
In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing shareholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.
To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and judgment and should be committed to the long-term interests of our shareholders and our company. When evaluating a potential director nominee, including one recommended by a shareholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:
•    independence from management;
•    his or her unique background, including education, financial, industry, regional and business experience and expertise, relevant skill sets and diversity of race, ethnicity, gender and sexual orientation;
•    understanding of our business and the markets in which we operate;
•    judgment, skill, integrity and reputation;
•    existing commitments to other businesses as a director, executive or owner;
•    personal conflicts of interest, if any; and
•    the size and composition of our existing Board, including whether the potential director nominee would positively impact the composition of the Board by bringing a new perspective or viewpoint to the Board.
The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.
The Board and the nominating and corporate governance committee believe that it is important that our Board members represent diverse viewpoints. Our corporate governance guidelines and the nominating and corporate governance committee’s charter provide that the nominating and corporate governance committee will consider diversity of race, ethnicity, gender and sexual orientation when evaluating nominees for the Board. We believe the composition of our Board, as reflected in the tables below, further demonstrates our commitment to board diversity.

Board Diversity Matrix (as of 12/31/2022)
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
Asian		1
Hispanic or Latinx		1
White	1	5
Did Not Disclose Demographic Background	2
When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, shareholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.

Prior to nominating an incumbent director for re-election at an annual general meeting of shareholders, the nominating and corporate governance committee will consider, the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is a member.
The members of our nominating and corporate governance committee have determined that Messrs. Fries, de Angoitia Noriega and Gould and Amb. Jacobson, who are nominated for election at the AGM, continue to be qualified to serve as directors of our company and such nominations were approved by the entire Board.
The Board has adopted a written charter for the nominating and corporate governance committee. The charter is available on our website at www.lla.com.
Audit Committee
The Board has established an audit committee, whose chairman is Paul A. Gould and whose other members are Miranda Curtis, Alfonso de Angoitia Noriega, and Brendan Paddick. See Corporate Governance—Director Independence above.
The Board has determined that each member of the audit committee qualifies as an “audit committee financial expert” under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include, among other things:
•    overseeing our management’s processes and activities relating to (i) maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of our internal audit function and independent auditor and (iv) compliance with applicable laws and stock exchange rules;
•    the recommendation to our shareholders of the appointment, retention, termination and compensation of the independent auditor;
•    oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;
•    reviewing and preapproving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to a de minimus exception for non-audit services;
•    reviewing any matters identified as critical audit matters by the independent auditor; and
•    preparing a report for our annual proxy statement.
The Board has adopted a written charter for the audit committee, which is available on our website at www.lla.com.
Audit Committee Report
The audit committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of our internal control over financial reporting.
Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of our internal control over financial reporting and KPMG LLP’s evaluation of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including that firm’s judgment about the quality of our accounting principles, as applied in its financial reporting.
KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm’s independence from the company and its subsidiaries.

Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 (the 2022 Form 10-K), which was filed on February 22, 2023 with the SEC.

Submitted by the Members of the Audit Committee
Paul A. Gould (chairman)
Miranda Curtis
Brendan Paddick
Alfonso de Angoitia Noriega
Other
The Board, by resolution, may from time to time establish other committees of the Board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the Board, subject to applicable law.
Shareholder Communication with Directors
Our shareholders may send communications to the Board or to individual directors by mail addressed to the Board or to an individual director c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 800, Denver, Colorado 80202, United States. All such communications from our shareholders will be forwarded to our directors on a timely basis.
Executive Sessions
Under the Nasdaq’s corporate governance rules, the independent directors are required to meet in regularly scheduled executive sessions, without management participation. In 2022, the independent directors had two such executive sessions. Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Latin America Ltd., c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 800, Denver, Colorado 80202, United States. The current independent directors of our company are Charles H.R. Bracken, Miranda Curtis, Alfonso de Angoitia Noriega, Paul A. Gould, Roberta S. Jacobson, Brendan Paddick, Daniel E. Sanchez and Eric L. Zinterhofer.
Involvement in Certain Proceedings
During the past 10 years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning our common shares beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of LILA and LILAB, which are our company’s voting securities. Beneficial ownership of our LILAK shares is set forth below only to the extent known by us or ascertainable from public filings. All of the information reported in the table below is based on publicly available filings.
The security ownership information is given as of February 28, 2023, and, in the case of percentage ownership information, is based upon (1) 42,223,876 shares of LILA, (2) 2,055,034 shares of LILAB and (3) 171,584,491 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.
Our common shares that are issuable on or within 60 days after February 28, 2023 upon exercise of options, vesting of restricted share units (RSUs) and performance share units (PSUs), conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, RSUs, PSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Share appreciation rights (SARs) are excluded from the table below because the exercise prices were below the closing prices of our common shares on February 28, 2023. For purposes of the following presentation, beneficial ownership of shares of LILAB, though convertible on a one-for-one basis into shares of LILA, is reported as beneficial ownership of shares of LILAB, and not as beneficial ownership of shares of LILA, but the voting power of shares of LILA and LILAB has been aggregated.
So far as is known to us, the persons or entities indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John C. Malone	LILA	1,931,496	(1)(3)(4)	4.6	27.5
c/o Liberty Latin America Ltd.	LILAB	1,535,757	(2)(5)	74.7
Clarendon House, 2 Church Street	LILAK	9,856,478	(1)(3)(4)(5)	5.7
Hamilton HM 11, Bermuda

Michael T. Fries	LILA	263,880	(6)	*	3.2
c/o Liberty Latin America Ltd.	LILAB	175,867	(6)	8.6
Clarendon House, 2 Church Street	LILAK	498,861	(6)	*
Hamilton HM 11, Bermuda

Balan Nair	LILA	757,658	(6)	1.8	5.7
c/o Liberty Latin America Ltd.	LILAB	292,500	(6)	13.0
Clarendon House, 2 Church Street	LILAK	1,372,659	(6)	*
Hamilton HM 11, Bermuda

Ashe Capital Management, LP	LILA	4,251,833	(7)	10.1	6.8
530 Sylvan Ave., Suite 101	LILAK	10,630,101	(7)	6.2
Englewood Cliffs, NJ 07632

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Berkshire Hathaway, Inc.	LILA	2,630,792	(8)	6.2	4.2
3555 Farnam Street
Omaha, NE 68131

BlackRock, Inc.	LILA	3,115,860	(9)	7.4	4.8
55 East 52nd Street	LILAK	10,073,311	(9)	5.9
New York, NY 10055

Genesis Investment Management, LLP	LILA	2,144,578	(10)	5.1	2.4
21 Grosvenor Place	LILAK	14,833,620	(11)	8.6
London, England
SW1X 7HU
*Less than one percent.
(1)Includes 10,460 LILA shares and 22,188 LILAK shares that are subject to options, reported on a gross basis, which were exercisable as of, or will be exercisable within, 60 days of February 28, 2023.
(2)Based on information available to our company and the Schedule 13D of Mr. Malone filed with the SEC on January 8, 2018 (the Malone Schedule 13D). As disclosed in the Malone Schedule 13D, Mr. Fries, Mr. Malone and the Malone Trust (as defined below) entered into a letter agreement dated as of December 29, 2017 (the Letter Agreement) pursuant to which, under certain circumstances, Mr. Fries would have certain rights with respect to LILAB shares owned by a trust with respect to which Mr. Malone is a co-trustee and, with his wife, retains a unitrust interest (the Malone Trust). Pursuant to the terms of the Letter Agreement, for so long as Mr. Fries is employed as a principal executive officer of Liberty Latin America, (a) in the event the Malone Trust or any Permitted Transferee (as defined in the Letter Agreement) is not voting the LILAB shares owned by the Malone Trust, Mr. Fries will have the right to vote such LILAB shares and (b) in the event the Malone Trust or any Permitted Transferee determines to sell such LILAB shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any Permitted Transferee subsequently intends to enter into a sale transaction with a third-party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third-party.
(3)Includes 29,641 LILA shares and 200,590 LILAK shares held by Mr. Malone's spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.
(4)Includes 859,555 LILA shares and 2,823,461 LILAK shares held by Columbus Holdings LLC, in which Mr. Malone has a controlling interest.
(5)Includes 19,249 LILAB shares and 5,179 LILAK shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held in the trusts. Also includes 1,516,508 LILAB shares and 2,011,791 LILAK shares held by the Malone Trust.
(6)Information with respect to our common shares beneficially owned by Mr. Fries, our Executive Chairman, and Mr. Nair, our President and Chief Executive Officer, are also set forth in —Security Ownership of Management.
(7)Based on two separate filings, each an Amendment No. 3 to Schedule 13G for the year ended December 31, 2022 and filed with the SEC on February 13, 2023 by Ashe Capital Management, LP (Ashe). Ashe is a registered investment advisor which holds LILA and LILAK shares in funds under its management and control, and in such capacity has voting and investment power over such securities. The principals of Ashe are William C. Crowley, William R. Harker and Stephen M. Blass. The filings reflect that Ashe has sole voting power and sole dispositive power over 4,251,833 LILA shares and 10,630,101 LILAK shares, respectively.

(8)Based on the Schedule 13G for the year ended December 31, 2020, filed with the SEC on February 16, 2021, by Warren E. Buffett on behalf of himself and Berkshire Hathaway Inc. (Berkshire), as well as on behalf of the following for the respective number of LILA shares indicated: National Indemnity Company (1,625,185), GEICO Corporation (1,625,185), Government Employees Insurance Company (1,517,798), GEICO Indemnity Company (107,387), BNSF Master Retirement Trust (368,829), Scott Fetzer Collective Investment Trust (54,907) and Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust (581,871). Mr. Buffett (who may be deemed to control Berkshire), Berkshire and GEICO Corporation are each a parent holding company. National Indemnity Company, Government Employees Insurance Company and GEICO Indemnity Company are each an insurance company and the remaining reporting persons are each an employee benefit plan. Mr. Buffett, Berkshire and the other reporting persons share voting and dispositive power over the shares listed in the table.
(9)Based on two separate filings, each an Amendment No. 4 to Schedule 13G for the year ended December 31, 2022 and filed with the SEC on January 31, 2023 and February 1, 2023, by BlackRock, Inc. The filings reflect that BlackRock, Inc. has sole voting power over 3,005,146 LILA shares and 9,725,918 LILAK shares and sole dispositive power over 3,115,860 LILA shares and 10,073,311 LILAK shares. All shares covered by such filings are held by BlackRock, Inc. and/or its subsidiaries.
(10)Based on the Amendment No. 4 to Schedule 13G for the year ended December 31, 2022, filed with the SEC on February 7, 2023, by Genesis Investment Management, LLP (GIM). GIM is an investment advisor to institutional investors and in-house pooled funds for institutional advisors. The filing reflects that GIM has sole voting power over 1,497,167 LILA shares and sole dispositive power over 2,144,578 LILA shares.
(11) Based on the Schedule 13G for the year ended December 31, 2020, filed with the SEC on January 26, 2021, by GIM. GIM is an investment advisor to institutional investors and in-house pooled funds for institutional advisors. The filing reflects that GIM has sole voting power over 9,364,642 LILAK shares and sole dispositive power over 14,833,620 LILAK shares.
Security Ownership of Management
The following table sets forth information with respect to the beneficial ownership by each of our directors and named executive officers as described below, and by all of our directors and executive officers as a group, of our common shares.
The security ownership information is given as of February 28, 2023, and, in the case of percentage ownership information, is based upon (1) 42,223,876 shares of LILA, (2) 2,055,034 shares of LILAB and (3) 171,584,491 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.
Our common shares that are issuable on or within 60 days after February 28, 2023, upon exercise of options, vesting of RSUs and PSUs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, RSUs, PSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. Because the exercise prices of our directors’ and executive officers’ SARs were below the closing prices of our common shares on February 28, 2023, their SARs are excluded from the table below. For purposes of the following presentation, beneficial ownership of LILAB, though convertible on a one-for-one basis into LILA, is reported as beneficial ownership of LILAB, and not as beneficial ownership of LILA, but the voting power of LILA and LILAB has been aggregated.
So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them includes shares held by the Liberty Latin America 401(k) Savings Plan as of February 28, 2023, for their respective accounts.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Michael T. Fries	LILA	263,880	(1)(2)	*	3.2
Executive Chairman	LILAB	175,867	(3)	8.6
	LILAK	498,861	(1)(2)	*

Alfonso de Angoitia Noriega	LILA	23,242	(2)(4)	*	*
Director	LILAB	—		—
	LILAK	53,955	(2)(4)	*

Charles H.R. Bracken	LILA	22,385	(2)	*	*
Director	LILAB	—		—
	LILAK	55,528	(2)	*

Miranda Curtis	LILA	20,054	(2)(5)	*	*
Director	LILAB	—		—
	LILAK	45,262	(2)(5)	*

Paul A. Gould	LILA	151,458	(2)(4)(5)	*	*
Director	LILAB	8,987		*
	LILAK	304,197	(2)(4)(5)	*

Roberta S. Jacobson	LILA	4,409	(2)	*	*
Director	LILAB	—		—
	LILAK	8,818	(2)	*

Balan Nair	LILA	757,658	(2)	1.8	5.7
President, Chief Executive Officer & Director	LILAB	292,500	(2)	13.0
	LILAK	1,372,659	(2)(6)(7)	*

Brendan Paddick	LILA	625,788	(2)(4)	1.5	1.0
Director	LILAB	—		—
	LILAK	1,865,732	(2)(4)	1.1

Daniel E. Sanchez	LILA	9,469	(2)	*	*
Director	LILAB	—		—
	LILAK	16,573	(2)	*

Eric L. Zinterhofer	LILA	31,386	(2)(4)(8)	*	*
Director	LILAB	—		—
	LILAK	14,266,010	(2)(4)(8)	8.3

Christopher Noyes	LILA	203,161	(2)(7)	*	*
Senior Vice President, Chief Financial Officer	LILAB	20,000		*
	LILAK	473,064	(2)(6)(7)	*

Aamir Hussain	LILA	41,342	(2)	*	*
Senior Vice President, Chief Technology & Product Officer	LILAB	—		—
	LILAK	42,686	(2)	*

Rocio Lorenzo	LILA	47,098	(2)	*	*
Senior Vice President, Chief Customer Officer	LILAB	—		—
	LILAK	99,528	(2)	*

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John M. Winter	LILA	86,441	(2)	*	*
Senior Vice President, Chief Legal Officer & Secretary	LILAB	—		—
	LILAK	304,711	(2)(6)(7)	*

All directors and executive officers as a group (14 persons)	LILA	2,287,771	(1)(2)(4)(5)(7)(8)	5.4	11.2
	LILAB	497,354	(2)(3)	22.2
	LILAK	19,407,584	(1)(2)(4)(5)(6)(7) (8)	11.3

*    Less than one percent
(1)    Includes 8,115 LILA shares and 49,849 LILAK shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Fries disclaims beneficial ownership with respect to these shares.
(2)    Includes Mr. Nair’s LILAB PSU award and shares issued to our named executive officers in payment of our 2022 annual performance bonus program that, in each case, had been certified as earned by the compensation committee and our directors’ and named executive officers’ RSUs that will be settled in our common shares within 60 days of February 28, 2023, as follows:

Owner	LILA	LILAB	LILAK
Michael T. Fries	16,493	—	32,986
Alfonso de Angoitia Noriega	781	—	1,562
Charles H.R. Bracken	5,208	—	10,416
Miranda Curtis	5,208	—	10,416
Paul A. Gould	781	—	1,562
Roberta S. Jacobson	4,409	—	8,818
Balan Nair	105,995	187,500	211,994
Brendan Paddick	5,208	—	10,416
Daniel Sanchez	2,604	—	5,208
Eric L. Zinterhofer	5,208	—	10,416
Christopher Noyes	40,097	—	80,196
Aamir Hussain	21,342	—	42,686
Rocio Lorenzo	20,470	—	40,939
John M. Winter	33,505	—	67,012
(3)    Information with respect to the Letter Agreement is set forth in —Security Ownership of Certain Beneficial Owners.
(4)     Includes shares that the following directors have chosen to receive in lieu of their cash retainer for the quarter ended March 31, 2023:

Owner	LILA	LILAK
Alfonso de Angoitia Noriega	470	940
Paul A. Gould	1,308	2,616
Brendan Paddick	1,013	2,026
Eric L. Zinterhofer	1,107	2,214

(5)    Includes shares that are subject to options which were exercisable as of, or will be exercisable within, 60 days of February 28, 2023, as follows:

Owner	LILA	LILAK
Miranda Curtis	1,914	3,829
Paul A. Gould	1,914	3,829
(6)    Includes shares held in the Liberty Latin America 401(k) Savings Plan, as follows:

Owner	LILA	LILAK
Balan Nair	—	9,160
Christopher Noyes	—	9,061
John M. Winter	—	8,849
(7)    Includes shares held by each individual in an IRA, as follows:

Owner	LILA	LILAK
Balan Nair	—	1,139
Christopher Noyes	20,000	753
John M. Winter	—	176
(8)    As of February 28, 2023, includes 1 share held by Mr. Zinterhofer, 12,068,289 LILAK shares held by Searchlight Leo, LP; 135,314 LILAK shares held by Searchlight Opportunities Fund, LP; 41,506 LILAK shares held by Searchlight Capital Partners, LP; 1,991,448 LILAK shares held by Searchlight Leo Coinvest Partners, LP; and 16,660 LILA shares held by Searchlight Capital Partners, LP. 12,068,289 of the LILAK shares have been pledged to UBS AG, London Branch. By reason of the provisions of Rule 16a-1, Mr. Zinterhofer may be deemed to be the beneficial owner of the securities beneficially owned by these Searchlight affiliates. Mr. Zinterhofer does not alone have dispositive or voting power with respect to any securities owned, directly or indirectly, by these Searchlight affiliates. Mr. Zinterhofer hereby disclaims beneficial ownership of all securities, except to the extent of any indirect pecuniary interest therein and this report shall not be deemed an admission that Mr. Zinterhofer is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or for any other purpose.

Change in Control
We know of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.
Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms filed with the SEC with respect to our most recent fiscal year and written representations made to us by our executive officers and directors, we believe that, with respect to the year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met, except that one late Form 4 was filed by each of Messrs. de Angoitia Noriega, Gould, Nair, Noyes, Paddick and Zinterhofer to report two transactions by each of them, in each case, due to an inadvertent administrative error. These Form 4s were filed before the stock markets opened on the day after the forms were due.

PROPOSAL 1—THE DIRECTOR ELECTION PROPOSAL
The Board
The Board currently consists of ten directors, divided among three classes. Our Class III directors, whose terms will expire at the AGM, are Michael T. Fries, Alfonso de Angoitia Noriega, Paul A. Gould and Roberta S. Jacobson. These directors are nominated for election to the Board to continue to serve as Class III directors, and we have been informed that each of them is willing to serve as a director of our company. The term of the Class III directors who are elected at the AGM will expire at the 2026 Annual General Meeting of our shareholders. Our Class I directors, whose terms will expire at the 2024 Annual General Meeting of our shareholders, are Charles H.R. Bracken, Balan Nair and Eric L. Zinterhofer. Our Class II directors, whose term will expire at the 2025 Annual General Meeting of our shareholders, are Miranda Curtis, Brendan Paddick and Daniel E. Sanchez.
If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the AGM, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the Board.
The following lists the four nominees for election as a director at the AGM and the six directors of our company whose term of office will continue after the AGM, and includes, as to each person, how long such person has been a director of our company, such person’s professional background, other public company directorships, other positions and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of the Board. The number of our common shares beneficially owned by each director is set forth in this proxy statement under the caption Security Ownership of Certain Beneficial Owners and Management.
Vote and Recommendation
A plurality of the combined voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, is required to elect Messrs. Fries, de Angoitia Noriega and Gould and Amb. Jacobson as Class III members of the Board.
The Board unanimously recommends a vote “FOR” the election of each nominee to the Board.

Nominees for Election of Directors
Directors Whose Term Expires in 2023
Michael T. Fries Age: 60
Executive Chairman of our company.
Professional Background: Mr. Fries has served as Executive Chairman of our company since December 2017. He has over 30 years of experience in the cable and media industry. He is the Chief Executive Officer and President of Liberty Global, a position he has held since 2005, and is the Vice Chairman of the Liberty Global board. As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into a world leader in converged broadband, video and mobile communications. With approximately 32,000 employees, over 86 million broadband, video and mobile connections, more than $7 billion in consolidated revenue and more than $17 billion of revenue generated by its Virgin Media-O2 and VodafoneZiggo joint ventures, Liberty Global is dedicated to building Tomorrow’s Connections Today by investing in the infrastructure and platforms that empower customers and deploying the advanced technologies that nations and economies need to thrive. Additionally, Liberty Global's investment arm includes a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision and the Formula E racing series.
Throughout his career, Mr. Fries has received several recognitions, including inductions into the Cable Hall of Fame and the Broadcasting & Cable Hall of Fame, Entrepreneur of the Year in Media, Entertainment and Communications (Ernst & Young), and Industry Leader of the Year by Digital TV Europe.

Nominees for Election of Directors
Directors Whose Term Expires in 2023
Michael T. Fries (cont.)
Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Lions Gate Entertainment Corp. (since November 2015); and Grupo Televisa S.A.B. (since April 2015).
Other Positions: Cablelabs® — Board Member; The Paley Center for Media — Trustee & Finance Committee Member; and World Economic Forum — Digital Communications Governor & Steering Committee Member.
Board Membership Qualifications: Mr. Fries’ significant executive experience in building and managing converged video, broadband, mobile and entertainment platforms, in-depth knowledge of all aspects of operating a global business and his responsibility for setting the strategic, financial and operational direction for an international company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Alfonso de Angoitia Noriega Age: 61
A director of our company.
Professional Background: Mr. de Angoitia Noriega has served as a director of our company since December 2017. He is an experienced business executive with over 15 years in the telecommunications industry. He has been an Executive Vice President of Grupo Televisa, S.A.B (Televisa) since May 2000 and also serves as a member of its Executive Office of the Chairman. In January 2018, he became a co-Chief Executive Officer of Televisa. From 1999 to 2003, Mr. de Angoitia Noriega served as the Chief Financial Officer of Televisa. Televisa is a leading media company in the Spanish-speaking world and a cable operator, as well as a direct-to-home satellite pay television operator in Mexico. Televisa distributes the content it produces through several broadcast channels in Mexico and in over 50 countries through 26 pay-tv brands, and television networks, cable operators and over-the-top or “OTT” services. In the United States, Televisa’s audiovisual content is distributed through Univision Communications Inc. Prior to joining Televisa, Mr. de Angoitia Noriega was a founding partner of the law firm Mijares, Angoitia, Cortés y Fuentes, S.C.
Other Public Company Directorships: Grupo Televisa S.A.B. (since April 1997); Empresas Cablevision, S.A.B. de C.V. (since August 1999); and Fomento Económico Mexicano, S.A.B de C.V (since 2015).
Other Positions: Univision Communications Inc. (director since December 2010); and Grupo Financiero Banorte, S.A.B. de C.V. (director since April 2015).
Board Membership Qualifications: Mr. de Angoitia Noriega’s significant executive experience building and managing distribution and programming businesses in the Spanish-speaking world, plus his in-depth knowledge of all aspects of operating a telecommunications company and his responsibility for setting the strategic, financial and operational direction for such company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes. Mr. de Angoitia Noriega also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

Nominees for Election of Directors
Directors Whose Term Expires in 2023
Paul A. Gould Age: 77
A director of our company.
Professional Background: Mr. Gould has served as a director of our company since December 2017. He has over 40 years of experience in the investment banking industry. He is a managing director of Allen & Company, LLC (Allen & Company), a position that he has held for more than the last five years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.
Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Warner Bros. Discovery, Inc. (since April 2022); Discovery, Inc. (formerly Discovery Communications Inc.) (from September 2008 to April 2022); and Radius Global Infrastructure, Inc. (since February 2020).
Other Positions:  Cornell University (Overseer); Weill Cornell Medical College (Advisory Committee Member); and Wildlife Conservation Society (Trustee).
Board Membership Qualifications: Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contributes to the Board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public company board practices and strengthens the Board’s collective qualifications, skills and attributes.

Roberta S. Jacobson Age: 62
A director of our company.

Professional Background: Ambassador Roberta S. Jacobson has served as a director of our company since May 2022. She is a senior advisor at Dentons Global Advisors/Albright Stonebridge Group (DGA/ASG), a global business strategy firm based in Washington, D.C., where she draws on more than 30 years of distinguished diplomatic experience to advise clients. Most recently, Ambassador Jacobson served a 100-day term as Special Assistant to President Joseph R. Biden and the National Security Council’s coordinator for the southwest border of the United States. From November 2020 to January 2021, Ambassador Jacobson served as a volunteer Agency Review Team member for the Biden Administration presidential transition team to directly support transition efforts related to the U.S. Department of State. From November 2015 to May 2018, Ambassador Jacobson served as U.S. Ambassador to Mexico, where she oversaw the U.S.-Mexico bilateral relationship and managed a broad array of issues, including trade and investment, security and immigration, the environment, and human rights. From July 2011 to until November 2015, Ambassador Jacobson served as the State Department’s acting assistant secretary and then assistant secretary for Western Hemisphere affairs. Ambassador Jacobson holds a B.A. from Brown University and a Master of Arts degree in Law and Diplomacy from Tufts University Fletcher School of Law and Diplomacy.

Other Public Company Directorships: ShotSpotter, Inc. (since July 2021).

Board Membership Qualifications: Ambassador Jacobson brings her considerable diplomatic and government relations background and extensive experience with respect to a broad array of issues involving Latin America where most of our operations are located, including issues relating to trade and investment, security and immigration, the environment, and human rights. Her deep knowledge of the region will contribute to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2024
Charles H.R. Bracken Age: 56
A director of our company.
Professional Background: Mr. Bracken has served as a director of our company since December 2017. He has approximately 25 years of experience in financial management. He has been Executive Vice President of Liberty Global since January 2012 and its Chief Financial Officer since January 2017 where he is responsible for Liberty Global’s group finance and treasury operations, as well as capital allocation and finance operations for Liberty Global’s various operations and oversees Liberty Global’s business plan. Mr. Bracken joined Liberty Global in March 1999 and became the Chief Financial Officer for its Europe operations in November 1999 where he served until his appointment as Co-Chief Financial Officer of Liberty Global and its predecessor in February 2004. Prior to joining Liberty Global, Mr. Bracken worked for Goldman Sachs, JP Morgan and the European Bank for Reconstruction and Development.
Other Public Company Directorships: Telenet Group Holding NV (since July 2005).
Board Membership Qualifications: Mr. Bracken’s significant executive experience in finance and treasury operations, capital strategies and complex business plans for a global company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Balan Nair Age: 56
President, Chief Executive Officer and a director of our company.
Professional Background: Mr. Nair has served as our President and Chief Executive Officer and a director of our company since December 2017. He is an experienced business executive with over 15 years in the telecommunications industry. Mr. Nair joined Liberty Global in 2007 as its Senior Vice President and Chief Technology Officer and served as its Executive Vice President and Chief Technology and Innovation Officer, positions he held from January 2012 and April 2016, respectively, until December 2017. During his tenure with Liberty Global, Mr. Nair was instrumental in developing Liberty Global’s state-of the-art networks and delivering successful technology integrations for Liberty Global’s multiple acquisitions. In December 2017, Mr. Nair became Liberty Latin America’s President and Chief Executive Officer, resigning his positions with Liberty Global. Prior to joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company, from 2006. Prior to his role at AOL LLC, Mr. Nair spent more than five years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. He holds a patent in systems development.
Other Public Company Directorships: Charter Communications Inc. (since May 2013); Adtran, Inc. (since May 2007); and Telenet Group Holding NV (April 2011 to February 2016).
Other Position: Society of Cable Telecommunications Engineers Energy 2020 (Co-Chair).
Board Membership Qualifications: Mr. Nair’s significant executive experience in building, integrating and managing operational and technology systems businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems, as well as his position with Liberty Latin America provides an insider’s perspective to the Board’s consideration of technological developments, opportunities and strategies of our company and strengthens the Board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2024

Eric L. Zinterhofer Age: 51
A director of our company.
Professional Background: Mr. Zinterhofer has served as a director of our company since December 2017. He has been an active cable investor over the last 15 years and is also an active investor in the fiber, wireless and satellite sectors. Mr. Zinterhofer is a founding partner of Searchlight Capital Partners, L.P. (Searchlight), a private equity firm, and is jointly responsible for overseeing its activities with the two other founding partners. In his capacity at Searchlight, he advises on a wide range of transactions, including leveraged buyouts, growth equity, recapitalizations and investments for companies. Prior to co-founding Searchlight, he served in various management positions, including most recently as a senior partner, at Apollo Management, L.P from 1998 until May 2010. He was also co-head of the media and telecommunications investment platform at Apollo Management, L.P.
Other Public Company Directorships: Charter Communications, Inc. (since November 2009, Lead Independent Director since May 2016 & Chair December 2009 to May 2016); GCI Liberty, Inc. (formerly General Communication, Inc.) (Director from March 2015 to March 2018); Global Eagle Entertainment, Inc. (Director from March 2018 to August 2020); and Hemisphere Media Group, Inc. (Director from October 2016 to September 2022).
Other Positions: Televisa-Univision Holdings Inc. (director since December 2020).
Board Membership Qualifications: Mr. Zinterhofer’s extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the Board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2025
Miranda Curtis Age: 67
A director of our company.
Professional Background: Ms. Curtis has served as a director of our company since December 2017. She has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the cable industry. Her most recent positions were as an executive officer of Liberty Global’s predecessor, Liberty Global Inc., and its predecessor where she oversaw cable and programming investments in Europe and Asia. In particular, she was responsible for the negotiation, oversight and management of a joint venture with Sumitomo Corporation that led to the formation of Jupiter Telecommunications Co. Ltd (J:COM), the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. In early 2010, Ms. Curtis retired from her officer position with Liberty Global following Liberty Global’s sale of substantially all of its Japanese interests.
Other Public Company Directorships: Liberty Global plc & predecessor (since June 2010); Marks & Spencer plc (February 2012 to January 2018); and Sunrise Communications Group AG (since November 2020), a subsidiary of Liberty Global.
Other Positions: Foreign and Commonwealth Office (U.K.) (Lead Independent Director 2017 to July 2020). In October 2020, appointed as a Companion of the Most Distinguished Order of Saint Michael and Saint George for services to gender equality globally.
Board Membership Qualifications: Ms. Curtis’ significant business and executive background in the media and telecommunication industries and her particular knowledge of, and experience with all aspects of international cable television operations and content distribution contributes to the Board’s consideration of operational developments and strategies and strengthens the Board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2025
Brendan Paddick Age: 59
A director of our company.
Professional Background: Mr. Paddick has served as a director of our company since December 2017. He is the founder of Columbus International Inc. (Columbus) and served as its Chief Executive Officer from 2004 until its merger with Cable & Wireless Communications plc in March 2015. The combined company was later sold to Liberty Global in May 2016. At the time, Columbus provided digital video, broadband internet, IP voice, wholesale capacity and IP services, as well as cloud-based corporate data solutions and data center hosting throughout 42 countries in the greater Caribbean, Central American and Andean region. Prior to Columbus, Mr. Paddick served from April 1992 to August 2004 as President and Chief Executive officer of Persona Communications Inc., which provided video, internet, data and telephony services to residential and commercial customers across Canada and The Bahamas.
Other Public Company Directorships: MDA Space Inc. (since April 2020); Clearwater Seafoods Incorporated (from 2006 to January 2021); Cable & Wireless Communications Plc (March 2015 to May 2016); Persona Communications (1998-2004); and Fishery Products International (2001 to 2004).
Other Positions: Bahamas Telecommunications Company; Nalcor Energy (Chair from 2016 to 2022); NL Hydro (director from 2016 to 2022); Churchill Falls (Labrador) Corporation (Chair from 2016 to 2022); and Honorary Consul for Canada to The Bahamas (from 2006 to 2018).
Board Membership Qualifications: Mr. Paddick has extensive experience in the cable telecommunications industry and his capital market experience contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, and strengthens the Board’s collective qualifications, skills and attributes. Mr. Paddick also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

Daniel E. Sanchez Age: 60
A director of our company.
Professional Background: Mr. Sanchez has served as a director of our company since December 2019. Mr. Sanchez was engaged in the private practice of law for approximately three decades, representing individual and business clients in a variety of non-litigation areas. Mr. Sanchez retired from the practice of law in 2020. He is a member of the Development Committee of the Smithsonian Museum of the American Latino and is active in Latinos for Education, which connects diverse leaders to the education sector to create equity and opportunity for Latino youth. In 2012, Mr. Sanchez earned his master’s degree in tax law (LL.M.), and subsequently focused his practice on the area of tax planning.
Other Public Company Directorships: Liberty Global (since March 2022); Discovery, Inc. (from May 2017 to April 2022); Lions Gate Entertainment Corp. (from September 2018 to May 2021); and Starz (from January 2013 until December 2016).
Other Positions: MediaBloq (Advisory Board) and MM Blockchain Advisory Services (Advisory Board).
Board Membership Qualifications: Mr. Sanchez brings a unique legal perspective to our Board stemming from his participation on other boards of directors. Mr. Sanchez’s perspective and expertise assists the Board in developing strategies that take into consideration a wide range of industrial issues.

PROPOSAL 2—THE AUDITORS APPOINTMENT PROPOSAL
KPMG LLP has served as our independent registered public accounting firm since 2016.
We are asking our shareholders to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.
A representative of KPMG LLP is expected to be present at the AGM, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
Vote and Recommendation
The affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or represented by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, is required to approve the auditors appointment proposal.
The Board unanimously recommends a vote “FOR” the auditors appointment proposal.
Audit Fees and All Other Fees
The following table presents fees incurred for 2022 and 2021 for professional audit services rendered by KPMG LLP and its international affiliates during the indicated periods for the audit of our consolidated financial statements and the separate financial statements of certain of our subsidiaries and for other services rendered by KPMG LLP and its international affiliates.
Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the year.

	Year Ended December 31,
	2022	2021
	in thousands
Audit fees	$8,655	$10,575
Audit-related fees(1)	168	213
Audit and audit-related fees	8,823	10,788
Tax Fees(2)	1,445	309
Total fees	$10,268	$11,097
(1)    For 2022 and 2021, audit-related fees related to system and organization controls engagements, regulatory attest services and accounting consultation services.
(2)    For 2022 and 2021, tax fees related to tax consultation and tax compliance services.
Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):
•    audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

•    audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and
•    tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.
Notwithstanding the foregoing general pre-approval, our audit committee approval is specifically required for (1) any individual project involving the provision of pre-approved audit and audit-related services that is expected to result in fees in excess of $150,000 and (2) any individual projects involving any other pre-approved service described above that is expected to result in fees in excess of $75,000. In addition, any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act (the Sarbanes-Oxley Act). All services provided by our independent auditor during 2022 were approved in accordance with the terms of the policy in place.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION
Introduction
We are an international provider of fixed, mobile and subsea telecommunications services, serving approximately 1.9 million fixed-line customers in approximately 40 markets at December 31, 2022. These customers subscribed to approximately 3.8 million services, consisting of approximately 1.0 million video, 1.7 million broadband internet, and 1.1 million telephony subscriptions. In addition, we had approximately 8.2 million mobile subscribers at December 31, 2022. Our businesses operate in an environment marked by intense competition, extensive regulation and rapid technological change. We place great importance on our ability to attract, retain, motivate and reward talented executives who, faced with these challenges, can execute our strategy to drive shareholder value through strong organic growth, accretive mergers and acquisitions and prudent capital structure management.
We were originally incorporated as a Bermuda company on July 11, 2017, as a wholly-owned subsidiary of Liberty Global under the name LatAm Splitco Ltd. and we changed our name to Liberty Latin America Ltd. on September 22, 2017. During December 2017, the Board of Directors of Liberty Global authorized the split-off of our company from Liberty Global, which was a plan to distribute to the holders of Liberty Global’s LiLAC Ordinary Shares, nominal value $0.01 per share (LiLAC Shares), common shares in our company and which was completed on December 29, 2017 (the Split-Off).
Our operations are in Costa Rica, Panama and Puerto Rico and our C&W operations are in the Caribbean and Latin America, including subsea and terrestrial fiber optic cable networks connecting approximately 40 markets throughout the region.
This section presents information concerning compensation arrangements for our named executive officers (NEOs) for the year ended December 31, 2022. Compensation information is provided for our NEOs – Balan Nair, our President, CEO and also a member of the Board; Christopher Noyes, our Chief Financial Officer; Aamir Hussain, our CTO; Rocio Lorenzo, our CCO; and John Winter, our Chief Legal Officer. After the information on our NEOs, we also provide information relating to the compensation of our directors (other than Mr. Nair).
Executive Summary
Our compensation program plays a key role in promoting our company’s operating and financial success and provides incentives for our management team to execute our financial and operational goals.
The primary goals of our executive compensation program are to:
•Motivate our executives to maximize their contributions to the success of our company;
•Attract and retain the best leaders for our business; and
•Align executives’ interests to create shareholder value.
During 2022, we executed on a number of operational priorities, which are discussed below in —Compensation Discussion and Analysis. Our Board credits the leadership of Mr. Nair for these achievements.

Compensation Structure
The compensation committee and Board review and approve compensation decisions affecting our NEOs and directors. We place great importance on our ability to attract, retain and motivate talented executives who can continue to grow our business. In general, we seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executive’s proven performance, and a determination of what is competitive compensation in the market for similar roles, if such data is available. We continue to refine our compensation program to strengthen the link between executive and shareholder interests.

Compensation Discussion and Analysis
Overview of Compensation Process
The compensation committee of our Board was established for the purposes of assisting our Board in discharging its duties with respect to compensation of our executive officers and the administration of our incentive plans. In furtherance of its purposes, the compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The chair of the compensation committee reports to our Board on annual compensation decisions and on the administration of existing programs and development of new programs. In addition, meetings of the compensation committee can be attended by any director, including directors who are not committee members. The members of the compensation committee are “independent directors” (as defined under the Nasdaq rules) and “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act).
Compensation decisions with respect to our executive officers, including our NEOs, are made by the compensation committee. Our CEO is actively engaged in providing input to the compensation committee on compensation decisions for our other members of senior management in a variety of ways, including reviewing and recommending annual salaries, annual performance goals and the level of target and/or maximum performance awards for his executive team and evaluating their performance. With the assistance of our People and Legal Departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other senior officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee data and legal, tax and accounting analyses relevant to compensation and benefit decisions. Decisions with respect to our CEO’s compensation are made in private sessions of the compensation committee without the presence of management.
In making its compensation decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members and the committee’s own evaluation of company and NEO performance. However, the compensation committee has the authority under its charter to engage its own compensation consultants and other independent advisers, and the committee may retain a compensation consultant to assist it in evaluating proposed changes in compensation programs or levels of compensation and to provide comparative data.
Our shareholders voted, on an advisory basis, on the compensation of our NEOs (other than Mr. Hussain and Ms. Lorenzo) at our 2021 annual general meeting of shareholders, and we received the approval of the aggregate votes cast on that proposal. No material changes were made to our executive compensation program as a result of this vote. At our 2018 annual general meeting of shareholders, shareholders elected to hold a say-on-pay vote every three years and our board of directors adopted this as the frequency at which future say-on-pay votes would be held.
In early 2022, the compensation committee approved our NEOs’ 2022 compensation, including their target achievable annual cash performance awards, target annual equity awards for 2022, consisting of RSUs and SARs, and the financial and operational targets for earning the annual cash performance awards. The compensation committee approved increases for Mr. Nair’s and Mr. Noyes’s 2022 base salaries, and Mr. Winter’s and Ms. Lorenzo’s 2022 base salaries were the same as their 2021 base salaries. Mr. Hussain joined our company in April 2022 and his base salary was set in his employment agreement with our company. The 2022 target achievable annual cash performance and target annual equity awards for our NEOs (other than Mr. Nair and Mr. Hussain) were identical to the 2021 targets. Our NEOs’ 2022 compensation is discussed in —Elements of Our Compensation Package below.
On July 28, 2022, we and our subsidiary, Liberty LA, entered into an amended employment agreement with Mr. Nair to provide for his continued service as our President and CEO for an additional five-year term ending on July 27, 2027 (the 2022 Nair Agreement), the terms of which are described below under —Employment and Other Agreements. We and Liberty LA have also entered into employment agreements with Messrs. Noyes, Hussain, and Winter and Ms. Lorenzo, the terms of which are described below under —Employment and Other Agreements. We believe that it is in our company’s best interest to have an employment agreement with Mr. Nair to serve as our CEO and with each of our other NEOs in order to promote stability in management, secure their services for the long term and implement appropriate restrictive covenants.
Compensation Philosophy and Goals
The compensation committee has three primary objectives with respect to executive compensation: motivation, retention and long-term value creation for our shareholders.
•Motivate our executives to maximize their contributions
•Establish a mix of financial and operational performance objectives based on our annual budget and our medium-term outlook to balance short- and long-term goals and risks
•Establish individual performance objectives tailored to each executive’s role in our company to ensure individual accountability
•Pay for performance that meets or exceeds the established objectives
•Attract and retain superior employees
•Offer compensation that we believe is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent
•Include vesting requirements and forfeiture provisions in our multi-year equity awards
•Align executives’ interest with shareholders
•Emphasize long-term compensation, the actual value of which depends on increasing the share value for our shareholders, as well as meeting financial and individual performance objectives for a portion of awarded compensation
•Require our executive officers to achieve and maintain significant levels of share ownership, further linking our executives’ personal net worth to long-term share price appreciation for our shareholders
Our performance-based compensation programs provide the opportunity to reward the NEOs and other senior management for contributing to annual and long-term financial, operational, and share price performance. A high percentage of the NEOs’ total compensation is aligned with shareholder interests and delivered in the form of multi-year performance-based equity incentive awards, a significant portion of which are further based on company or individual performance.
In approving the level of each compensation element for our executive officers, the compensation committee considers a number of factors, including:
•the responsibilities assumed by the individual executive and the significance of the individual’s role to achievement of our financial, strategic and operational objectives;
•the experience, overall effectiveness and demonstrated leadership ability of the individual executive;
•the performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance;
•from time to time, comparative pay data for similarly situated employees of companies in our industry and companies with which we compete for talent; and
•retention risks at specific points in time with respect to individual executives.

Setting Executive Compensation
To achieve these compensation objectives, the compensation packages provided to members of our senior management (other than our Executive Chairman), including our NEOs, include three main components: base salary, annual performance awards and multi-year equity incentive awards. In addition, certain members of senior management, including our NEOs, may participate in our Deferred Compensation Plan (as defined below). The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.
For members of our senior management, including our NEOs, the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of each officer’s roles and responsibilities to the overall success of our company. Further, multi-year equity incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with shareholders’ interests. The compensation committee’s objective is for a substantial majority of each executive officer’s total direct compensation (that is, base salary plus maximum annual cash performance award plus target annual equity incentive) to be comprised of the target value of his or her multi-year equity incentive awards.
We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of publicly-traded peer companies. In February 2021, the compensation committee selected the following peer group companies based on their similarity to our company with respect to the following criteria: industry, market value, size and revenue:

Altice USA, Inc.	Millicom International Cellular S.A.
Cable One, Inc.	Shaw Communications Inc.
Cincinnati Bell Inc.	Telephone and Data Systems, Inc.
Consolidated Communications Holdings, Inc.	United States Cellular Corporation
Discovery, Inc.	VEON Ltd.
DISH Network Corporation	Vonage Holdings Corp.
IDT Corporation	WideOpenWest, Inc.
Liberty Global plc
We evaluate our executive compensation program, including our mix of cash and equity compensation, based on a review of this peer group. The compensation committee reviewed compensation data from these peer companies, and other relevant survey sources, to inform its decision about overall compensation opportunities and specific compensation elements. The compensation committee generally targeted the 75th percentile of peer group compensation levels for our executive compensation program, subject to adjustments based on individual experience, expertise and performance.
Assessing NEO Performance
The compensation committee employs a thorough process to evaluate our NEOs’ performance that informs its compensation decisions for the year, including those related to a NEO’s base salary, annual performance awards and annual equity awards. This design allows the compensation committee to employ a holistic evaluation process, taking into account factors in and out of their control, while balancing it with our financial and shareholder outcomes, to get to a better result. All of our NEOs provided critical strategic vision and leadership to our company during 2022.
Our CEO’s performance goals for 2022 focused on five key areas: network and products; commercial and customer experience; integrations and transformation; finance and strategy; and culture and governance. In determining Mr. Nair's compensation for 2022, the compensation committee recognized that Mr. Nair continued to rise to the challenges presented by the current macroeconomic environment and his exemplary leadership resulted in our achievement of the following accomplishments:

Focus Area	Performance
Network and Products
•Expanded our fiber network, delivering approximately 373,000 new and upgraded fiber homes in 2022.

•Built the new 5G core.

•Improved coverage and capacity of wireless networks.

•Drove penetration of fixed mobile convergence in several of our key markets.

•Launched eSim, WoWFI, HubTV and several new business products and digital solutions across several of our key markets.

Commercial and Customer Experience
•More than doubled digital fixed sales.

•Improved our customer experience net promoter score by 17%.

•Grew our zero touch customer interactions by 8% and deployed AI platforms in sales and care channels in key markets.

Finance and Strategy
•Closed acquisition financing in connection with our acquisition of América Móvil’s Panama operations (the Claro Panama Acquisition).

•Completed renewal of parametric weather derivatives in difficult insurance market given natural catastrophe events in the United States and the Caribbean in recent years.

Integrations and Transformation
•Integrations are progressing and on-track at our subsidiaries, Liberty Puerto Rico and Liberty Costa Rica.

•Completed the Claro Panama Acquisition.

•Completed the formation of a joint venture with América Móvil to combine our respective Chilean operations, VTR and Claro Chile (the Chile JV).

Culture and Governance
•Successfully launched new Code of Conduct course and implemented a new global data privacy program.

•Continued engagement with key government stakeholders throughout the year across the regions in which we operate.

In 2022, we continued our efforts to foster a more diverse and inclusive workplace as part of our Equality, Diversity, and Inclusion strategy. Our focus remains on the pillars of gender equity, LGBTQ+ inclusion, and issues of race and ethnicity. We launched our “ELLAS at Liberty Latin America” employee resource group, which seeks to empower women inside the company and in our local communities to thrive and reach their full potential through representation, allyship, support, and connection. We also maintained our commitment to the CEO Action for Diversity & Inclusion pledge focused on: creating an environment for open dialogue, conducting implicit bias training, sharing best practices and lessons learned, and developing dedicated Diversity & Inclusion plans in consultation with our Board.
For more information regarding our company’s approach to Human Capital, see the 2022 Form 10-K.

In reviewing Mr. Nair’s performance, our Board considered both what had been accomplished and how such accomplishments had been achieved. The compensation committee also considered Mr. Nair’s responsibilities with respect to overall corporate policy-making and management, in-depth knowledge of our operations and finances, the regulatory and organizational complexities in which we compete, as well as his strong leadership capabilities in delivering key long-term strategic objectives in a challenging global economy.
With respect to the individual performance of our other NEOs, the compensation committee reviewed and discussed their performance with our CEO, giving deference to our CEO’s evaluation of their performance against their respective 2022 performance goals as well as the contributions made in the company’s recovery from the COVID-19 pandemic. The members of the compensation committee also have frequent interaction with each of these executives at meetings of the Board and events planned for the directors, which assists in informing their judgment and assessment. The individual performance goals for the NEOs related to their respective functional or operational areas of responsibility. In particular:
•Mr. Noyes’s goals related to financial strategy, investor relations, strengthening the company’s balance sheet and liquidity, and ensuring compliance of all financial reporting, including Sarbanes-Oxley compliance. During 2022, Mr. Noyes was responsible for significant progress on improvements to our internal control framework and led our finance team to significantly outperform our 2022 tax budget.
•Mr. Hussain joined the company as our CTO in April 2022. Mr. Hussain is responsible for leading our Technology, IT and Innovation team, driving technology solutions including product development and network performance, and delivering an exceptional customer experience across our multiple markets. During 2022, Mr. Hussain’s team expanded our fiber network, delivering approximately 373,000 new and upgraded fiber homes in 2022, built the new 5G core, improved coverage and capacity of wireless networks, drove penetration of fixed mobile convergence in several of our key markets and launched eSim, WoWFI, HubTV and several new business products and digital solutions across several of our key markets.
•Ms. Lorenzo joined the company as our CCO in July 2021. She is responsible for our customers’ life-time value and experience and leads our Digital, Customer Experience and Operations, Transformation and Programming teams. During 2022, Ms. Lorenzo’s teams more than doubled digital fixed sales, improved our customer experience net promoter score by 17%, grew our zero touch customer interactions by 8% and deployed AI platforms in sales and care channels in key markets.
•Mr. Winter’s goals related to overseeing the company’s governance, risk and legal matters, establishing company-wide corporate policies, commercial contracting, oversight of regulatory matters, and effective execution of key financial and strategic transactions. During 2022, Mr. Winter was responsible for leading the successful closing of the Claro Panama Acquisition and the formation of the Chile JV and implementing key compliance measures including data privacy policies and Code of Conduct training.
The compensation committee considered each NEO’s performance and overall leadership relative to the size and complexity of the business and the regions in which Liberty Latin America operates.
Elements of Our Compensation Packages
The implementation of our compensation approach is described below.
Base Salary
General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge, experience and value to the organization. Generally, decisions with respect to increases in base salaries are expected to be based on increased responsibilities, company-wide budgets and increases in the cost of living.
2022 Base Salaries. For 2022, the base salaries of Messrs. Nair, Noyes, Hussain and Winter and Ms. Lorenzo were $1.5 million, $675,000, $625,000, $550,000, and $440,000, respectively. Our NEOs’ initial base salaries are set in their respective employment agreements, the terms of which are described below under Employment and Other Agreements. In February 2022, the compensation committee accepted our CEO’s recommendation that Mr. Noyes’s base salary be increased from $625,000 to $675,000 in recognition of his achievements during 2021 with respect to delivery on our 2021 free cash flow targets and leading our finance team to significantly outperform our 2021 tax budget and to close key financings across our credit silos. In July 2022, the compensation committee approved an increase to Mr. Nair’s base salary from $1.25 million to $1.5 million in connection with our entry into the 2022 Nair Agreement.
Annual Performance Awards
General. Annual cash performance awards are one of the variable components of our executive officers’ compensation packages designed to motivate our executives to achieve our annual business goals and reward them for superior performance.
Generally, at its first regular meeting following the end of each fiscal year, the compensation committee reviews with our CEO the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other members of senior management (including our NEOs) participating in the prior year’s annual cash performance award program and his recommendations for any recognition award. The compensation committee determines whether our financial performance for the prior fiscal year has satisfied the base performance objective set by the compensation committee, which is a precondition to the payment of any award to our CEO, and determines the percentage of the financial performance metric(s) that has been achieved. It then determines, in a private session, whether our CEO has met his individual performance goals for the year, whether he is entitled to any recognition bonus, and the amount to be paid to him with respect to his performance award. The compensation committee also approves the amount to be paid to the other participants in the program, including our other NEOs, with respect to their performance awards, and the terms of the annual cash performance award program for the current year, including, in a private session, the goals for our CEO for the coming year.
In connection with our annual cash performance award program, we encourage increased share ownership among management, including our NEOs, in our various countries, aligning incentives among employees and shareholders. As a result, the compensation committee implemented a shareholding incentive plan (SHIP) that allows certain members of management to elect to receive up to 100% of their annual performance awards in our LILA and LILAK shares in lieu of cash. A participant who elects to receive shares in respect to their annual cash performance award will also receive RSUs equal to 12.5% of the gross number of shares earned under the annual performance award. The RSUs will vest approximately one year after the grant date, provided the participant holds all of the shares issued in respect to the respective annual performance award through that period. The number of common shares granted will be based on the closing prices of our LILA and LILAK shares on the date the performance award is paid and delivered on a one for two ratio between our LILA and LILAK shares. The option to receive and hold shares commenced with the 2018 annual performance bonus program. For 2022, our NEOs took 50% of the annual bonus in company shares under the SHIP.
Design of 2022 Annual Bonus Program and 2022 Performance. The 2022 Annual Bonus Program was adopted and approved in March 2022. In approving the 2022 annual performance bonus program (the 2022 Annual Bonus Program), the compensation committee considered the following key elements:
•the achievement of budgeted revenue growth and operating free cash flow (OFCF) growth;
•the achievement of a customer churn target;
•governance objectives focused on compliance and improvements in our internal control framework; and
•the base performance objective for our CEO required that either 25% of 2022 budgeted revenue growth or 25% of 2022 budgeted OFCF growth be achieved.

The total bonus payout based on the above performance metrics is the sum of the percentages derived from the achievement in 2022 of such metrics, with a maximum payout of 150% for over-performance for each of revenue, OFCF and customer churn and a maximum payout of 110% for over-performance for improvements in our internal control framework. The maximum payout with respect to the compliance component of our governance objectives was capped at 110%. The metrics are weighted as: (i) revenue, weighted 25%; (ii) OFCF, weighted 45%; (iii) customer churn, weighted 20%; and (iv) governance objectives, weighted 10%. The 2022 target achievable performance award was $4 million for our CEO, representing a $500,000 increase approved by the compensation committee in July 2022 when it approved the 2022 Nair Agreement, $750,000 for our CTO to reflect his prorated 2022 bonus pursuant to his employment agreement, and $1.0 million for each of the other NEOs.
Growth was determined by comparing 2021 actual results, as adjusted for acquisitions, a disposition, hurricanes and foreign currency exchange rates, for the applicable metric to the amount budgeted for that metric in the 2022 audited consolidated financial statements as approved by our Board. The payout schedule for each financial metric is based on the percentage achievement against the target set at the February 2022 compensation committee meeting, as adjusted for events during the performance period such as acquisitions, a disposition, hurricanes, the impact of unforeseen changes in laws and regulations and changes in foreign currency exchange rates and accounting principles or policies that affect comparability.
The governance objectives consisted of: (i) maintenance and continued improvement of our business process controls, weighted 4%, (ii) significant improvement in our General IT controls (GITCs), weighted 4%, and (iii) completion of our 2022 Code of Conduct training, weighted 2%. The business controls component was further broken down into three categories: (x) material weaknesses, weighted 34%, (y) significant deficiencies, weighted 33%, and (z) overall control deficiencies, weighted 33%. The business process control targets were based on open deficiencies as of December 31, 2022, and the final payout percentage for each metric was calculated using interpolation. Over-performance was not applicable for the material weaknesses category of business process control targets, and one or more material weaknesses would result in no bonus for that weighted portion. If there were no material weaknesses in our business process controls, up to 110% of the business process controls component could be earned if (a) we had no significant deficiencies in our business process controls and (b) testing of all of our business process controls resulted in no more than 10% of such controls being deficient. Deficiency percentages were calculated as the percent of open deficiencies over the total number of controls tested. With respect to the GITC targets, 100% of this component would be earned if at least 60% of in-scope GITCs were ready for test of design at each of our onboarding markets, and there were no IT material weaknesses at our control execution markets. Over-performance of up to 110% on the GITC targets would be earned if at least 70% of in-scope GITCs were ready for test of design at each of our onboarding markets, and there were no IT material weaknesses or significant deficiencies at our control execution markets. Our “onboarding markets” are in-scope markets with legacy GITC material weaknesses and where no testing has been performed. Our “control execution markets” are our in-scope markets where GITC testing has been performed.
At its meeting on February 15, 2023, the compensation committee reviewed the actual revenue and OFCF for 2022 based on our 2022 audited consolidated financial statements. It also considered whether to exercise its discretion to reduce the total bonus payout amount to any of our NEOs. The exercise of the compensation committee’s discretion was in each case based on its assessment of our 2022 financial performance and the individual NEO’s performance overall as compared to their 2022 performance goals, taking into account the payout schedules for financial and individual performance.
The following table provides further details of our 2022 Annual Bonus Program plan for our NEOs, including the levels that were pre-established for the quantitative goals and the actual achievement against those goals. The target levels established for the quantitative goals are bolded. At the February 15, 2023 meeting, the compensation committee approved the payments to our NEOs with respect to their target achievable bonus as set forth in the table below.

Goal	Achievement Range (in millions, other than Customer Churn)	% of Target Bonus
Consolidated Adjusted Revenue(1) Actual Achievement	<$4,177 >$4,178-$4,393 $4,394 >$4,395 $4,310	0% 1%-24% 25% 26% - 37.5% 15.4%
Consolidated Adjusted OFCF(1)(2) Actual Achievement	<$924 >$925- $960 $961 >$962 $930	0% 1% - 44% 45% 46% - 67.5% 7.9%
Customer Churn(3) Actual Achievement	-5.0 points > -5.0 < -1.5 points > -1.5 points - 1.5 points > 1.5 points - 2.5 points -4.5 points	0% 1% - 19% 20% 21% - 30% 3.6%
Governance Objective: Compliance Actual Achievement	<$90% ≥90% < 95% 95% 100% 96.3%	0% 2.0% 2.1% 2.2% 2.13%
Governance Objective: Improvements in Internal Control Business Process Actual Achievement(4)	See Discussion of Achievement Ranges Above	3.27%
Governance Objective: Improvements in Internal Control GITCs Actual Achievement(4)	See Discussion of Achievement Ranges Above	4.24%
Percentage (%) of Target Achieved		36.5%
Actual Bonus for 2022(5)	Nair:	$1,460,000
	Noyes:	$365,000
	Hussain:	$273,750(6)
	Lorenzo:	$365,000
	Winter:	$365,000

(1)Adjustments were made in accordance with the terms of the 2022 Annual Bonus Program and for certain other unbudgeted events that the compensation committee, in its discretion and consistent with past practice, determined distorted performance against the financial performance metrics. These items included (a) adjustments to 2021 revenue and OFCF to reflect foreign currency exchange rates with the 2022 exchange rates; (b) adjustments to include the impact of acquisitions made in 2021, which consisted of: (i) adjusted the 2021 revenue and OFCF for the impact of Telefónica S.A.’s operations in Costa Rica (the Telefónica-Costa Rica Acquisition) to be on the same basis as the 2022 reported amounts for such acquisition, and (ii) adjusted the 2021 revenue and OFCF for the impact of the BBVI Acquisition to be on the same basis as the 2022 reported amounts for such acquisition; (c) adjusted the 2022 revenue and OFCF to exclude the impacts of (i) the Claro Panama acquisition, and (ii) an acquisition in Trinidad and Tobago; (d) adjusted 2021 and 2022 revenue and OFCF to exclude the results of our subsidiary, VTR, due to the disposition in the formation of the Chile JV; and (e) the estimated impacts of hurricanes and power outages on our operations in Puerto Rico and, to a lesser extent, Turks and Caicos. In the aggregate, the adjustments (x) to 2021 amounts resulted in a net decrease of revenue by $638 million and a net decrease of OFCF by $36 million, primarily related to the disposition of VTR, and (y) to 2022 amounts resulted in a net decrease of revenue by $505 million and OFCF increase of $29 million, primarily related to the disposition of VTR and the hurricane impact.
(2)For purposes of the 2022 Annual Bonus Program, OFCF is defined as (i) operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items, less (ii) property and equipment additions. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
(3)Customer churn is: (i) the sum of all country fixed data and post-paid mobile subscriber disconnections for the 12 months of 2022, divided by (ii) an average of the monthly opening balance subscribers for fixed data service and post-paid mobile service for the 12 months of 2022. The bonus payout is determined by this absolute points score target, depending on the variance from the target.
(4)With respect to achievement of improvements in our business process controls, we had no material weaknesses and two significant deficiencies, in each case, with respect to our business process controls at year-end, and, of the total number of business process controls tested, 12.4% resulted in deficiencies With respect to achievement of improvements in our GITC controls, at least 70% of in-scope GITC controls were ready for test of design at year-end at our onboarding markets and there were no IT material weaknesses at year-end at our control execution markets.
(5)To determine the final total bonus payout, the payout based on financial and operational performance is then multiplied by each NEO’s target achievable performance award, as approved by the compensation committee.
(6)Mr. Hussain’s target annual bonus was pro-rated based on his April 18, 2022 hire date.
Equity Incentive Awards
General. Multi-year equity incentive awards, whether in the form of conventional equity awards or performance-based awards, represent a significant portion of our executives’ compensation. These awards ensure that our executives have a continuing stake in our company’s success, align their interests with our shareholders and also serve the goal of retention through vesting requirements and forfeiture provisions.
Given the uncertain macroeconomic environment in early 2022, in particular in the countries in which we operate, the compensation committee established a 2022 long-term incentive program comprised of RSUs and SARs that vest over a three-year period (the 2022 Long-Term Incentive Awards). Furthermore, the compensation committee approved (i) a separate one-time grant of performance-based share appreciation rights (PSARs) for Mr. Hussain when he joined our company that would vest in March 2024, subject to the achievement of individual objectives in each of the years 2022 and 2023 (the CTO PSARs) and (ii) a separate one time commitment award of

$1.25 million in LILAK shares (the CEO Commitment Award) for Mr. Nair in connection with his entry into the 2022 Nair Agreement, and a LILAB award consisting of unrestricted shares and two tranches of PSUs that will vest on March 15, 2023 and March 15, 2024 subject to achievement of individual objectives in each of the years 2022 and 2023 (together with the CTO PSARs, the CEO Commitment Award and the 2022 Long-Term Incentive Awards, the 2022 Equity Incentive Awards).
The RSUs, SARs, PSARs and PSUs that comprise the 2022 Equity Incentive Awards were strategically selected by the compensation committee based on the following conclusions and considerations:
•The organizational risks of incentive compensation can be reduced through:
•the use of multiple equity vehicles (for example, RSUs, SARs, PSARs and PSUs) with different performance, retention, risk and reward profiles; and
•annual grants of equity awards that spread the target incentive compensation over multiple and overlapping performance/service periods and provide the flexibility to change performance metrics, weighting and targets from grant to grant.
•The use of performance-based equity awards, such as PSARs and PSUs, adds an element of market risk over the performance/service period to better align the interests of management and shareholders, while focusing management on achieving specified performance targets to earn the award; and
•The use of conventional equity awards, such as SARs, provides a retention mechanism and alignment with shareholders by only delivering value if the stock price appreciates.
2022 Long-Term Equity Awards. Pursuant to the Liberty Latin America 2018 Incentive Plan (Incentive Plan), in March 2022, the compensation committee approved the target annual equity values for 2022 and granted an aggregate of 953,127 RSUs (the 2022 RSUs) and 2,116,581 SARs (the 2022 SARs) to our CEO and the other NEOs of the company. In addition, in connection with the 2022 Nair Agreement, the compensation committee approved a $500,000 increase to Mr. Nair’s 2022 target annual equity awards from $6.5 million to $7.0 million, providing for additional grants of 10,417 LILA RSUs, 20,834 LILAK RSUs, 23,132 LILA SARs, and 46,264 LILAK SARs, which are included in the table below.
For the 2022 long-term incentive program, the compensation committee determined that a combination of 40% SARs and 60% RSUs was appropriate for all recipients, including our NEOs. The RSUs and SARs are each issued in common shares at a ratio of one-third Class A and two-thirds Class C, reflecting the approximate ratio of issued and outstanding shares of the company's Class A and Class C common shares, and past practice in our incentive plans.
The following table summarizes the target annual equity values and number of 2022 RSUs and 2022 SARs granted to our NEOs:

		60% of Target Annual Equity Value in the Form of		40% of Target Annual Equity Value in the Form of
Name and Position	Target Annual Equity Value	Class A 2022 RSU Grant	Class C 2022 RSU Grant	Class A 2022 SAR Grant	Class C 2022 SAR Grant
Balan Nair	7,000,000	145,834	291,668	323,849	647,698
Christopher Noyes	2,500,000	52,083	104,166	115,660	231,320
Aamir Hussain	2,250,000	46,875	93,750	104,094	208,188
Rocio Lorenzo	1,500,000	31,250	62,500	69,396	138,792
John M. Winter	2,000,000	41,667	83,334	92,528	185,056
One-third of the 2022 RSUs and 2022 SARs vest on March 15 of each of 2023, 2024 and 2025. The SARs have a term of ten years and base prices equal to the market closing price of the common shares on the grant date of March 11, 2022, which was $9.69 for LILA and $9.63 for LILAK, except for Mr. Hussain whose 2022 SARs have a ten-year term and base prices equal to the market closing price of the common shares on the grant date of Apri1 18, 2022, which was $10.75 for LILA and $10.70 for LILAK. The SARs and RSUs are subject to tax withholding, forfeiture, acceleration, amendment or other terms in connection with certain terminations of employment, change-of-control events and other terms with executives, generally consistent with the terms of equity awards previously granted by the company.

Other than Mr. Nair and Mr. Hussain, our NEOs’ 2022 target equity values did not change from their 2021 target values. For 2022, we increased Mr. Nair’s target equity value from $6.5 million to $7.0 million in connection with our entry into the 2022 Nair Agreement, and Mr. Hussain’s target equity value of $2.25 million was established pursuant to his employment agreement with our company.

CTO PSARs Award. As noted above, the compensation committee has three primary objectives with respect to executive compensation - motivation, retention and alignment of interests to create shareholder value. Pursuant to the Incentive Plan, in March 2022, the compensation committee approved an award of PSARs for Mr. Hussain. The CTO PSARs award consists of 300,000 PSARs (comprised of 100,000 Class A PSARs and 200,000 Class C PSARs). The PSARs have a term of ten years and base prices equal to the market closing price of our Class A and Class C common shares on the grant date of April 18, 2022, which was $10.75 for LILA and $10.70 for LILAK. Like the PSAR awards granted to Messrs. Nair, Noyes and Winter and Ms. Lorenzo and other key employees in 2021 (the Phoenix Awards), the CTO PSARs are designed to motivate and reward Mr. Hussain to build momentum in the company's operating performance through 2023, drive the company to emerge stronger from the pandemic, accelerate the company’s transition to a digital first company, retain key executives and to drive our senior management toward attaining increased shareholder value over the two-year performance period.

Reflecting the approximate ratio of issued and outstanding shares of LILA and LILAK shares, and past practice in our incentive plans, the CTO PSARs are each issued in common shares at a ratio of one-third LILA and two-thirds LILAK. Each PSAR represents the right to receive a payment in shares or, if the compensation committee so determines, cash or a combination of cash and shares, equal to the excess of the fair market value of the common shares on the day of exercise over the base price specified in the grant, subject to performance and vesting. The CTO PSARs have performance conditions based on achievement of individual objectives in each of the years 2022 and 2023. These objectives consist of quantitative and qualitative measures, which include individual strategic, financial, transactional, organizational and/or operational goals. The CTO PSARs will vest on March 15, 2024, subject to satisfaction of the individual objectives and continued employment through this date.
The CTO PSARs are subject to tax withholding, forfeiture, acceleration, amendment or other terms in connection with certain terminations of employment, change-of-control events and other terms with executives, generally consistent with the terms of equity awards previously granted by the company.
CEO Award of Unrestricted LILAB Shares and LILAB Performance Share Units. Upon the effective date of the 2022 Nair Agreement, Mr. Nair received an award of 625,000 LILAB shares, that was split into three installments (the Sign-on LILAB Award). The first installment, consisting of 125,000 unrestricted shares, vested on July 28, 2022. The next installment, consisting of 187,500 PSUs, would vest, subject to Mr. Nair’s attainment of his individual performance objectives for 2022, on March 15, 2023. The final installment, consisting of 312,500 PSUs, would vest subject to Mr. Nair’s attainment of his individual performance objectives for 2023, on March 15, 2024.
Mr. Nair’s individual performance objectives for 2022 with respect to the 187,500 PSUs focused on extending our fiber network and generally improving our network, launching new products, improving our commercial and customer experience, completing the Claro Panama Acquisition and the formation of the Chile JV, progressing post-acquisition integrations at Liberty Puerto Rico, Liberty Costa Rica and CWP and executing our financing and tax strategies.
In February 2023, the compensation committee reviewed Mr. Nair’s 2022 performance. The committee considered Mr. Nair’s achievements against his objectives as described above in —Assessing NEO Performance and determined that he met the performance objectives under the Sign-on LILAB Award agreement. Mr. Nair vested in 187,500 PSUs on March 15, 2023.

CEO Commitment Award. In July 2022, the compensation committee also awarded Mr. Nair a one-time commitment award, paid $750,000 in cash and $1.25 million in LILAK shares, in connection with his entry into the 2022 Nair Agreement. See —Employment and Other Agreements for additional information regarding the 2022 Nair Agreement.
Share Ownership Policy
The compensation committee has established an Executive Share Ownership Policy, effective March 2018, for our executive officers and senior officers. The purpose of the Executive Share Ownership Policy is to ensure that our officers have a significant stake in our long-term success and are aligned with our shareholders. As a result, the compensation committee established guidelines for ownership of our common shares based on an individual’s level in our company and expressed as a multiple of base salary as follows:

Position	Guideline
Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Technology and Product Officer and Chief Legal Officer	4 times base salary
All other members of the Executive Leadership Team, including our Chief Customer Officer	3 times base salary
Executive and senior officers, who were subject to the policy at the time of adoption, were expected to be in compliance with the ownership guidelines within four years of the policy’s effective date. New executive and senior officers must be in compliance within four years of the date they become subject to the policy. In calculating the value of common shares owned by an executive and a senior officer, the policy includes the value of common shares owned jointly with and separately by the officer’s spouse and minor children, 50% of the value of vested common shares held in the officer’s account in the Liberty Latin America 401(k) Savings Plan, and 50% of the in-the-money value of vested options and SARs.
Deferred Compensation Plan
Under the Liberty Latin America Deferred Compensation Plan (the Deferred Compensation Plan), our executive and other officers who were U.S. taxpayers in 2022 and who are designated as participants from time to time by the compensation committee may elect to defer payment of certain of their compensation as described under —Deferred Compensation Plan below. We do not have a pension or other defined benefit-type plan to offer our executive and senior officers. For these executive officers and employees who are based in the U.S., we contribute to the defined contribution Liberty Latin America 401(k) Savings Plan, but such contributions are capped by U.S. law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants who are U.S. taxpayers to accumulate value, thus enhancing our ability to attract and retain senior management. With respect to the tax ramifications to us of the Deferred Compensation Plan, the compensation committee noted in adopting the plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that we will have use of the cash in the interim. Although the compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our compensation packages, because participation in the plan, and to what extent, is at each participant’s discretion.
Other Benefits
We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are generally limited to personal use of our corporate aircraft, an executive health plan, housing, relocation and education benefits.
Under our aircraft policy, members of our Board, our CEO, other executive officers and certain senior officers, with our CEO’s approval, may use our corporate aircraft for personal travel, subject to reimbursing us for the aggregate incremental costs incurred, plus applicable taxes. Incremental costs may include fuel, oil, lubricants and other additives, hangar and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. Pursuant to the 2022 Nair Agreement, the annual flight hours for Mr. Nair’s personal use of our aircraft was increased from 50 hours to 100 hours per year without cost reimbursement. If Mr. Nair’s personal use of our aircraft exceeds 100 annual flight hours for a relevant calendar year, he will also be obligated to pay us the aggregate incremental cost of such usage over his allotted 100 annual flight hours. Also under our aircraft policy, our CEO and, with his approval, our other executive officers and certain senior officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.
The taxable income of an officer will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using a method based on the Standard Industry Fare Level (SIFL) rates, as published by the U.S. Internal Revenue Service (IRS). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the officer pays us for such personal use.
We also provide an executive health plan for our executive and senior officers to proactively manage and improve their health. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists.
Pursuant to the 2022 Nair Agreement, Mr. Nair was reimbursed for reasonable attorney’s fees and expenses incurred in connection with the negotiation and execution of the 2022 Nair Agreement. In 2022, Mr. Hussain received relocation benefits in connection with his relocation to Panama and a housing allowance. Under Mr. Hussain’s employment agreement, he will be required to reimburse us for half of his relocation expenses if he voluntarily resigns from our company or is terminated for cause between April 19, 2023 and April 17, 2025. Pursuant to Ms. Lorenzo’s employment agreement, she received housing benefits and tuition support for each child in 2022 and relocation benefits in 2021. If Ms. Lorenzo voluntarily resigns from our company or is terminated for cause between July 17, 2022 and July 15, 2024, she will be required to reimburse us for half of her relocation expenses.
Tax and Accounting Considerations
Under the 2017 Tax Act, Section 162(m) of the Code and the regulations and interpretations promulgated thereunder was amended effective for 2018 to prohibit the deduction of compensation in excess of $1.0 million paid to “covered employees”, which may limit our ability to deduct all compensation paid to certain of our executives in the future. Effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. To the extent the transition relief is available under the 2017 Tax Act to preserve deductions under Section 162(m) grandfathered arrangements, the committee may determine to satisfy those requirements although we have not adopted a policy requiring eligible compensation to be deductible. While the compensation committee considers the accounting and tax implications of its compensation decisions, other important considerations may outweigh such tax or accounting implications, and the compensation committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws. The compensation committee endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Code.
The compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.
Recoupment Policy
We have a recoupment policy, which is reflected in the terms of our annual cash performance awards for executive officers, that provides that if our consolidated financial statements for any of the years relevant to the determination of whether the applicable performance metrics have been met are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and the compensation committee determines that if the financial results had been properly reported the portion of the awards that would have been earned by participants would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.
Post-Employment Benefits and Change in Control
Our CEO and each of our NEOs are entitled to post-employment benefits under their respective employment agreements. See Employment and Other Agreements below. Additionally, our NEOs and executive officers are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the Incentive Plan on certain termination-of-employment events as other holders of such awards. Similarly, the Incentive Plan provides the same treatment to all holders of conventional equity awards granted under these plans upon the occurrence of certain change in control events. Accordingly, the existence of these potential post-employment and change in control benefits has not influenced the compensation committee’s decisions with respect to executive compensation.
In designing the terms for the Phoenix Awards and the CTO PSARs, the compensation committee determined that only a limited set of events would warrant automatic acceleration of awards thereunder. The Phoenix Awards would fully vest upon a termination due to death or disability, and the compensation committee has discretion to vest a prorated portion of the Phoenix Awards upon a qualifying retirement or a termination of employment without cause. Full vesting of the Phoenix Awards will only be accelerated upon specified change in control events as discussed in Potential Payments upon Termination or Change in Control below.
The compensation committee believes these limited acceleration events related to a change in control provide appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. The compensation committee reserved discretion to approve the accelerated vesting of an individual’s award or an amendment to an individual’s award agreements when appropriate under the circumstances.
For additional information on post-employment benefits and change in control provisions, see Potential Payments upon Termination or Change in Control below.
Timing of Equity Awards
For purposes of determining the number of LILA and LILAK awards to be granted each year for the target annual equity values of our executive officers and other key employees, the compensation committee expects to use the 1:2 weighted, LILA and LILAK, 5-day average prices of such shares leading up to the date of such committee’s approval of the grants to determine the number of awards to issue. The grant date for such awards generally occurs in March of each year. For 2022, awards were granted in mid-March to our NEOs, except that Mr. Hussain’s awards were granted in mid-April when he joined our company, and Mr. Nair was granted the Sign-on LILAB Award and CEO Commitment Award in July 2022 in connection with his entry into the 2022 Nair Agreement. As a relatively new company, the compensation committee continues to evaluate appropriate timing of grants under our annual equity grant program and may determine to grant awards at another time in subsequent years. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.
Policies Regarding Hedging
Our Board has adopted an Insider Trading Policy that requires each of our directors and executive officers to pre-clear all proposed transactions in our company’s securities, including hedging or monetization transactions, with the Legal Department or our company’s outside counsel. The policy prohibits short sales of our company’s securities by any director or employee. We do not have a policy that specifically prohibits our directors, executive officers or employees from hedging the economic risk of any decrease in the market value of our company’s equity securities.

Compensation Committee Report
The compensation committee has reviewed the Compensation Discussion and Analysis above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Members of the Compensation Committee Miranda Curtis (chair) Paul A. Gould Eric L. Zinterhofer

Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for fiscal years 2022, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compen-sation ($)(5)	Total ($)

	2022	1,500,000	750,000	6,584,633	5,233,911	1,095,000	131,193	450,880	15,745,617
Balan Nair	2021	1,250,000	—	9,250,842	26,310,008	—	609,265	156,688	37,576,803
Chief Executive Officer & President	2020	1,145,833	—	7,643,161	4,054,074	2,325,050	1,245,039	65,205	16,478,363

	2022	666,667	—	1,713,115	1,906,964	182,500	15,802	43,824	4,528,873
Christopher Noyes	2021	625,000	—	3,020,587	3,857,442	—	25,422	36,770	7,565,220
Senior Vice President & Chief Financial Officer	2020	560,938	—	1,730,721	935,563	511,000	—	21,117	3,759,338

	2022	438,702 (6)	—	1,661,016	2,980,886	136,875	—	83,538	5,301,017
Aamir Hussain(6)	2021	—		—	—	—	—	—	—
Senior Vice President & Chief Technology and Product Officer	2020	—		—	—	—	—	—	—

	2022	440,000	—	1,110,000	1,144,178	182,500	—	106,816	2,983,494
Rocio Lorenzo(7)	2021	200,256 (8)	—	1,510,027	2,872,206	—	—	61,558	4,644,048
Senior Vice President & Chief Customer Officer	2020	—		—	—	—	—	—	—

	2022	550,000	—	1,411,572	1,525,571	182,500	22,748	20,994	3,713,385
John Winter	2021	541,667 (9)	—	2,368,692	3,525,976	—	37,185	38,094	6,511,614
Senior Vice President, Chief Legal Officer & Secretary	2020	468,750	—	1,696,272	779,633	511,000	8,988	21,117	3,485,759
(1)The 2022 dollar amounts shown in the “Stock Awards” column reflect the grant date fair value of (a) the LILA and LILAK shares issued to each NEO on March 15, 2023 for the equity portion of the 2022 Annual Bonus Program payments earned by the NEOs and issued pursuant to our SHIP, (b) the additional grants of LILA and LILAK RSUs under the SHIP representing 12.5% of the gross number of LILA and LILAK shares the NEOs received as described in (a), (c) each NEO’s target 2022 RSUs, and (d) the awards granted in connection with the amendment to Mr. Nair’s employment agreement, consisting of (i) the portion of the CEO Commitment Award paid in LILAK shares and (ii) the unrestricted LILAB share award and the target LILAB PSU award granted to Mr. Nair with respect to his 2022 performance, in each case, determined in accordance with Topic 718 of the Financial Accounting Standards Board’s Accounting Standards Codification (ASC 718). The 2021 dollar amounts shown in the “Stock Awards” column reflect (a) the grant date fair value of the LILA and LILAK shares issued to each NEO on March 15, 2022 for the equity portion of the 2021 Annual Bonus Program payments earned by the NEOs and issued pursuant to our SHIP, (b) the grant date fair value of the additional grants of LILA and LILAK RSUs under the SHIP representing 12.5% of the gross number of LILA and LILAK shares the NEOs received as described in (a), and (c) the grant date fair value of each NEO’s target annual RSUs awarded in 2021 (2021 RSUs), in each case, determined in accordance with ASC 718. The 2020 dollar amounts shown in the “Stock Awards” column reflect (a) the grant date fair value of the LILA and LILAK shares issued to each NEO on March 1, 2021 for the equity portion of the 2020 Annual Bonus Program payments earned by the NEOs and issued pursuant to our SHIP, (b) the grant date fair value of the additional grants of LILA and LILAK RSUs under the SHIP representing 12.5% of the gross number of LILA and LILAK shares the NEOs received as described in (a), (c) the grant date fair value of each NEO’s target 2020 PSUs, (d) the grant date fair value of the RSUs granted to each NEO as adjustment to outstanding awards in connection with the rights offering conducted in September 2020 (the Rights

Offering), and (e) the grant date fair value of the target number of PSUs granted to each NEO as adjustment to outstanding PSUs in connection with the Rights Offering, in each case, determined in accordance with ASC 718. For a description of the assumptions used in these calculations, see Notes 3 and 15 to our consolidated financial statements for the year ended December 31, 2022, which are included in the 2022 Form 10-K.
(2)The 2022 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of the 2022 SARs granted to our NEOs and the grant date fair value of the CTO PSARs approved on March 11, 2022 and granted on April 18, 2022, in each case, determined in accordance with ASC 718. The dollar amounts for the SAR awards and the CTO PSARs assume a risk-free interest rate ranging from 2.0% to 3.7%, a volatility rate ranging from 40.2% to 49.8% and an expected term of 6.0 to 10.0 years. The 2021 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of the SAR awards and Phoenix Awards approved on March 16, 2021 and granted on May 12, 2021 to our NEOs (except for Ms. Lorenzo whose SAR awards and Phoenix Award were approved and granted on July 16, 2021), in each case, determined in accordance with ASC 718. The dollar amounts for the SAR awards and the Phoenix Awards assume a risk-free interest rate ranging from 1.30% to 1.44%, a volatility rate ranging from 36.93% to 44.46% and an expected term of 10.0 years. The 2020 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of SAR awards approved in 2020 and granted on March 13, 2020 to our NEOs determined in accordance with ASC 718. The dollar amounts for the SAR awards assume a risk-free interest rate of 0.72%, a volatility rate ranging from 35.33% to 35.44% and an expected term of 7.0 years. For a description of the assumptions used in these calculations, see Notes 3 and 15 to our consolidated financial statements for the year ended December 31, 2022, which are included in the 2022 10-K.
(3)The dollar amounts in the “Non-Equity Incentive Plan Compensation” column also reflect the cash payments earned by the NEOs under the 2022 Annual Bonus Program and the 2020 Annual Bonus Program, which were paid out in March of 2023 and 2021, respectively.
(4)The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest on compensation previously deferred by the applicable NEO under our Deferred Compensation Plan. The above-market value of accrued interest is that portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the interest rate under the Deferred Compensation Plan was set. Additionally, for the 2020 year, the dollar amount shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the portion of a reimbursement paid to Liberty Global in 2020 for above-market interest accrued in 2018, 2019 and 2020 on compensation previously deferred by the applicable NEO under the Liberty Global, Inc. Deferred Compensation Plan (the LG Deferred Compensation Plan) in connection with their service for Liberty Global prior to the Split-Off, as shown in the table below:

Name	Above-market interest reimbursement for 2018 ($)	Above-market interest reimbursement for 2019 ($)	Above-market interest reimbursement for 2020 ($)
Balan Nair	333,741	302,322	472,519
John Winter	2,326	2,434	4,227
(5)The following table provides additional information about the 2022 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	401(k) Plan ($)(a)	Life Insurance ($)(b)	Relocation ($)(b)	Housing ($)(b)	Airplane Usage ($)(b)	Miscellaneous ($)(c)	Total ($)
Balan Nair	20,500	494	—	—	378,549	51,337	450,880
Christopher Noyes	20,500	494	—	—	7,413	15,418	43,824
Aamir Hussain	—	—	23,095	59,500	—	943	83,538
Rocio Lorenzo	—	—	—	48,000	—	58,816	106,816
John Winter	20,500	494	—	—	—	—	20,994
(a)Represents matching employer contributions made under the Liberty Latin America 401(k) Savings Plan. Under such plan, participants may make contributions annually, subject to U.S. federal limits, and Liberty Latin America makes a matching contribution equal to 100% of the participant’s contribution up to the lesser of the federal limit on contributions or 10% of their cash compensation (excluding awards under Liberty Latin America’s incentive plans). Voluntary catch-up contributions permitted under U.S. federal law for persons age 50 or older, however, are not matched.
(b)Amounts reflect the following:
•Premiums for term life insurance under our group term life insurance benefit plan for U.S. employees.
•Payments made on behalf of Ms. Lorenzo and Mr. Hussain related to their housing costs.
•Payments made on behalf of Mr. Hussain for relocation expenses.
•Our aggregate incremental cost attributable to personal use of our aircraft or having a personal guest on a business flight by each of the following NEOs is: Mr. Nair ($378,549) and Mr. Noyes ($7,413). Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel, oil, lubricants, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hangar and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred. Aggregate incremental cost for a personal guest is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.
(c)Amounts reflect the following:
•Payments made on behalf of Messrs. Nair and Noyes and Ms. Lorenzo under our executive health plan.
•Gifts given to each of our NEOs.
•Payments on behalf of Mr. Noyes and Ms. Lorenzo for educational expenses of attending executive education seminars and a payment on behalf of Ms. Lorenzo for tuition support ($39,148).
•A payment of approximately $45,387 to reimburse Mr. Nair for his attorney fees incurred in connection with the negotiation and preparation of the 2022 Nair Agreement.
(6)Mr. Hussain joined our company in April 2022. Mr. Hussain’s 2022 annual base salary has been pro-rated based on his April 2022 start date with our company.
(7)Ms. Lorenzo joined our company in July 2021.
(8)Ms. Lorenzo’s 2021 annual base salary has been pro-rated based on her July 2021 start date with our company. Her 2022 and 2021 annual base salary also includes payment of a thirteenth month of salary as required by Panamanian law.
(9)The annual base salary in effect for Mr. Winter for January and February 2021 was $500,000, which was increased to $550,000, effective in March 2021.

Grants of Plan-Based Awards
The table below sets forth certain information concerning the grants of equity based awards and the annual performance bonus awards approved and granted to our NEOs under the Incentive Plan during the year ended December 31, 2022, as described above in —Compensation Discussion and Analysis—Elements of Our Compensation Packages.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)(1)
Name	Grant Date	Board/ Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Balan Nair
	3/11/2022 (2)		875,000	1,750,000	1,750,000	—	—	—	—	—	—	—
	7/21/2022 (7)		125,000	250,000	250,000
LILA	3/11/2022 (3)		—	—	—	—	—	—	135,417	—	—	1,312,191
	3/11/2022 (2)		—	—	—	—	—	—	—	300,717	9.69	1,613,879
	7/28/2022 (5)	07/21/2022	—	—	—	—	—	—	10,417	—	—	75,211
	7/28/2022 (5)	07/21/2022	—	—	—	—	—	—	—	23,132	9.69	93,620
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	11,052	—	—	106,983.36
	3/15/2023 (2)	03/11/2022	—	—	—	$309,896	$656,250	$656,250	—	—	—	—
	3/15/2023 (7)	07/11/2022	—	—	—	$44,271	$93,750	$93,750	—	—	—	—
LILAB	7/28/2022 (8)	07/21/2022	—	—	—	—	187,500	—	—	—	—	1,145,644
	7/28/2022 (8)	07/21/2022	—	—	—	—	—	—	125,000	—	—	763,763
LILAK	3/11/2022 (3)		—	—	—	—	—	—	270,834	—	—	2,608,131
	3/11/2022 (4)		—	—	—	—	—	—	—	601,434	9.63	3,344,244
	7/28/2022 (5)	07/21/2022	—	—	—	—	—	—	20,834	—	—	148,755
	7/28/2022 (5)	07/21/2022	—	—	—	—	—	—	—	46,264	9.63	182,169
	7/28/2022 (8)	07/21/2022	—	—	—	—	—	—	177,305	—	—	1,265,958
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	22,105	—	—	212,650
	3/15/2023 (2)	03/11/2022	—	—	—	$619,792	$1,312,500	$1,312,500	—	—	—	—
	3/15/2023 (7)	07/11/2022	—	—	—	$88,542	$187,500	$187,500	—	—	—	—
Christopher Noyes
	3/11/2022 (2)		—	500,000	500,000	—	—	—	—	—	—	—
LILA	3/11/2022 (3)		—	—	—	—	—	—	52,083	—	—	504,684
	3/11/2022 (4)		—	—	—	—	—	—	—	115,660	9.69	620,721
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	3,157	—	—	30,560
	3/15/2023 (2)	03/11/2022	—	—	—	—	$187,500	$187,500	—	—	—	—
LILAK	3/11/2022 (3)		—	—	—	—	—	—	104,166	—	—	1,003,119
	3/11/2022 (4)		—	—	—	—	—	—	—	231,320	9.63	1,286,243
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	6,315	—	—	60,750
	3/15/2023 (2)	03/11/2022	—	—	—	—	$375,000	$375,000	—	—	—	—

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)(1)
Name	Grant Date	Board/ Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Aamir Hussain
	3/11/2022 (2)		—	375,000	375,000	—	—	—	—	—	—	—
LILA	4/18/2022 (3)	03/11/2022	—	—	—	—	—	—	46,875	—	—	503,906
	4/18/2022 (4)	03/11/2022	—	—	—	—	—	—	—	104,094	10.75	625,574
	4/18/2022 (9)	03/11/2022	—	—	—	—	100,000	—	—	—	10.75	600,970
	3/15/2023 (2)	03/11/2022	—	—	—	—	$140,625	$140,625	—	—	—	—
LILAK	4/18/2022 (3)	03/11/2022	—	—	—	—	—	—	93,750	—	—	1,003,125
	4/18/2022 (4)	03/11/2022	—	—	—	—	—	—	—	208,188	10.70	1,223,313
	4/18/2022 (9)	03/11/2022	—	—	—	—	200,000	—	—	—	10.70	1,175,200
	3/15/2023 (2)	03/11/2022	—	—	—	—	$281,250	$281,250	—	—	—	—
Rocio Lorenzo
	3/11/2022 (2)		—	500,000	500,000	—	—	—	—	—	—	—
LILA	3/11/2022 (3)		—	—	—	—	—	—	31,250	—	—	302,813
	3/11/2022 (4)		—	—	—	—	—	—	—	69,396	9.69	372,432
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	2,429	—	—	23,513
	3/15/2023 (2)	03/11/2022	—	—	—	—	$187,500	$187,500	—	—	—	—
LILAK	3/11/2022 (3)		—	—	—	—	—	—	62,500	—	—	601,875
	3/11/2022 (4)		—	—	—	—	—	—	—	138,792	9.63	771,746
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	4,858	—	—	46,734
	3/15/2023 (2)	03/11/2022	—	—	—	—	$375,000	$375,000	—	—	—	—
John Winter
	3/11/2022 (2)		—	500,000	500,000	—	—	—	—	—	—	—
LILA	3/11/2022 (3)		—	—	—	—	—	—	41,667	—	—	403,753
	3/11/2022 (4)		—	—	—	—	—	—	—	92,528	9.69	496,576
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	2,429	—	—	23,513
	3/15/2023 (2)	03/11/2022	—	—	—	—	$187,500	$187,500	—	—	—	—
LILAK	3/11/2022 (3)	03/11/2022	—	—	—	—	—	—	83,334	—	—	802,506
	3/11/2022 (4)	03/11/2022	—	—	—	—	—	—	—	185,056	9.63	1,028,995
	3/15/2023 (6)	03/11/2022	—	—	—	—	—	—	4,858	—	—	46,734
	3/15/2023 (2)	03/11/2022	—	—	—	—	$375,000	$375,000	—	—	—	—
(1)These amounts represent the grant date fair value of these awards computed in accordance with ASC 718.
(2)The compensation committee determined that 50% of amounts earned under the 2022 Annual Bonus Program would be paid in common shares.

(3)These amounts represent the annual equity grant to our executives in the form of RSUs, as more fully described in Elements of Our Compensation Packages above. These RSUs will vest in three equal annual installments on March 15 of 2023, 2024 and 2025.
(4)These amounts represent the annual equity grant to our executives in the form of SARs, as more fully described in Elements of Our Compensation Packages above. These SARs will vest in three equal annual installments on March 15 of 2023, 2024 and 2025.
(5)These amounts represent additional RSUs and SARs that were granted to Mr. Nair to reflect the $500,000 increase in his 2022 annual equity target that the compensation committee approved prior to our entry into the 2022 Nair Agreement.
(6)Pursuant to the SHIP, the NEOs received RSUs in March 2022 equal to 12.5% of the gross number of shares earned under the 2021 Annual Bonus Program that the NEO elected to receive in common shares rather than cash, as further described above in Compensation Discussion and Analysis-Elements of Our Compensation Packages. These RSUs vested in full on March 1, 2023 provided that the NEO continued to hold all of the shares issued in connection with the 2021 Annual Bonus Program through that period.
(7)The compensation committee determined that 50% of the amount earned under the 2022 Annual Bonus Program would be paid in common shares. These amounts represent the additional cash portion of Mr. Nair’s annual bonus, as well as the shares that were granted to Mr. Nair to reflect the $500,000 increase in his 2022 target annual bonus that the compensation committee approved prior to our entry into the 2022 Nair Agreement.
(8)In connection with our entry into the 2022 Nair Agreement, Mr. Nair received the Sign-on LILAB Award and the CEO Commitment Award. The first installment of the Sign-on LILAB Award, consisting of 125,000 unrestricted shares, and the CEO Commitment Award vested on July 28, 2022. The second installment of the Sign-on LILAB Award, consisting of 187,500 performance share units, vests, subject to Mr. Nair’s attainment of his individual performance objectives for 2022, on March 15, 2023.
(9)These amounts represent the CTO PSARs granted to Mr. Hussain, as more fully described in —Elements of Our Compensation Packages above. The CTO PSARs are subject to the achievement of individual performance objectives during 2022 and 2023. If earned, the award will fully vest on March 15, 2024.

Outstanding Equity Awards at Fiscal Year-End
The table below sets forth certain information concerning options, SARs, PSARs, PSUs and RSUs held by our NEOs at December 31, 2022.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Balan Nair
LILA
	5/1/2016	3,026	—	—	37.53	5/1/2023	—	—	—	—
	5/1/2016	7,552	—	—	39.48	5/1/2023	—	—	—	—
	5/1/2017	7,120	—	—	21.43	5/1/2024	—	—	—	—
	1/2/2018	200,000	—	—	21.58	1/2/2025	—	—	—	—
	5/1/2018	115,740	—	—	18.63	5/1/2025	—	—	—	—
(1)	4/1/2019	107,473	15,354	—	19.91	5/1/2026	—	—	—	—
(2)	3/13/2020	147,163	73,571	—	10.42	3/16/2027	—	—	—	—
(3)	5/12/2021	—	—	—	—	—	62,170	468,140	—	—
(3)	5/12/2021	65,288	130,572	—	14.00	3/16/2031	—	—	—	—
(4)	5/12/2021	—	—	1,000,000	14.00	3/16/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	135,417	1,019,690	—	—
(5)	3/11/2022	—	300,717	—	9.69	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	11,052	83,222	—	—
(5)	7/28/2022	—	—	—	—	—	10,417	78,440	—	—
(5)	7/28/2022	—	23,132	—	9.69	3/16/2032	—	—	—	—

LILAB
(7)	7/28/2022	—	—	—	—	—	—	—	187,500	1,265,625

LILAK
	5/1/2016	15,106	—	—	39.71	5/1/2023	—	—	—	—
	5/1/2016	6,052	—	—	40.61	5/1/2023	—	—	—	—
	5/1/2017	14,240	—	—	21.84	5/1/2024	—	—	—	—
	1/2/2018	400,000	—	—	21.39	1/2/2025	—	—	—	—
	5/1/2018	231,480	—	—	18.24	5/1/2025	—	—	—	—
(1)	4/1/2019	214,947	30,707	—	20.03	5/1/2026	—	—	—	—
(2)	3/13/2020	294,326	147,142	—	10.48	3/16/2027	—	—	—	—
(3)	5/12/2021	—	—	—	—	—	124,342	944,999	—	—
(3)	5/12/2021	130,574	261,146	—	14.10	3/16/2031	—	—	—	—
(4)	5/12/2021	—	—	2,000,000	14.10	3/16/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	270,834	2,058,338	—	—
(5)	3/11/2022	—	601,434	—	9.63	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	22,105	167,998	—	—
(5)	7/28/2022	—	—	—	—	—	20,834	158,338	—	—
(5)	7/28/2022	—	46,264	—	9.63	3/16/2032	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher Noyes
LILA
	5/1/2016	378	—	—	37.53	5/1/2023	—	—	—	—
	5/1/2016	943	—	—	39.48	5/1/2023	—	—	—	—
	8/1/2016	11,562	—	—	34.85	8/1/2023	—	—	—	—
	5/1/2017	13,170	—	—	21.43	5/1/2024	—	—	—	—
	1/2/2018	11,854	—	—	21.58	1/2/2025	—	—	—	—
	5/1/2018	28,935	—	—	18.63	5/1/2025	—	—	—	—
(1)	4/1/2019	24,801	3,544	—	19.91	5/1/2026	—	—	—	—
(2)	3/13/2020	33,961	16,978	—	10.42	3/16/2027	—	—	—	—
(3)	5/12/2021	—	—	—	—	—	23,912	180,057	—	—
(3)	5/12/2021	25,111	50,220	—	14.00	3/16/2031	—	—	—	—
(4)	5/12/2021	—	—	100,000	14.00	3/16/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	52,083	392,185	—	—
(5)	3/11/2022	—	115,660	—	9.69	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	3,157	23,772	—	—

LILAK
	5/1/2016	1,888	—	—	39.71	5/1/2023	—	—	—	—
	5/1/2016	756	—	—	40.61	5/1/2023	—	—	—	—
	8/1/2016	23,124	—	—	35.24	8/1/2023	—	—	—	—
	5/1/2017	26,340	—	—	21.84	5/1/2024	—	—	—	—
	1/2/2018	23,708	—	—	21.39	1/2/2025	—	—	—	—
	5/1/2018	57,870	—	—	18.24	5/1/2025	—	—	—	—
(1)	4/1/2019	49,603	7,087	—	20.03	5/1/2026	—	—	—	—
(2)	3/13/2020	67,922	33,956	—	10.48	3/16/2027	—	—	—	—
(3)	5/12/2021	—	—	—	—	—	47,824	363,462	—	—
(3)	5/12/2021	50,222	100,440	—	14.10	3/16/2031	—	—	—	—
(4)	5/12/2021	—	—	200,000	14.10	3/16/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	104,166	791,662	—	—
(5)	3/11/2022	—	231,320	—	9.63	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	6,315	47,994	—	—
Aamir Hussain
LILA
(4)	4/18/2022	—	—	100,000	10.75	4/19/2032	—	—	—	—
(5)	4/18/2022	—	—	—	—	—	46,875	352,969	—	—
(5)	4/18/2022	—	104,094	—	10.75	4/19/2032	—	—	—	—

LILAK
(4)	4/18/2022	—	—	200,000	10.70	4/19/2032	—	—	—	—
(5)	4/18/2022	—	—	—	—	—	93,750	712,500	—	—
(5)	4/18/2022	—	208,188	—	10.70	4/19/2032	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Rocio Lorenzo
LILA
(8)	7/16/2021	—	—	—	—	—	14,388	108,342	—	—
(8)	7/16/2021	16,155	32,310	—	13.53	7/17/2031	—	—	—	—
(4)	7/16/2021	—	—	100,000	13.53	7/17/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	31,250	235,313	—	—
(5)	3/11/2022	—	69,396	—	9.69	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	2,429	18,290	—	—

LILAK
(8)	7/16/2021	—	—	—	—	—	28,776	218,698	—	—
(8)	7/16/2021	32,310	64,620	—	13.57	7/17/2031	—	—	—	—
(4)	7/16/2021	—	—	200,000	13.57	7/17/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	62,500	475,000	—	—
(5)	3/11/2022	—	138,792	—	9.63	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	4,858	36,921	—	—
John Winter
LILA
	5/1/2016	454	—	—	37.53	5/1/2023	—	—	—	—
	5/1/2016	1,132	—	—	39.48	5/1/2023	—	—	—	—
	5/1/2017	1,068	—	—	21.43	5/1/2024	—	—	—	—
	1/2/2018	11,854	—	—	21.58	1/2/2025	—	—	—	—
	5/1/2018	24,112	—	—	18.63	5/1/2025	—	—	—	—
(1)	4/1/2019	20,668	2,953	—	19.91	5/1/2026	—	—	—	—
(2)	3/13/2020	28,300	14,149	—	10.42	3/16/2027	—	—	—	—
(3)	5/12/2021	—	—	—	—	—	19,128	144,034	—	—
(3)	5/12/2021	20,089	40,176	—	14.00	3/16/2031	—	—	—	—
(4)	5/12/2021	—	—	100,000	14.00	3/16/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	41,667	313,753	—	—
(5)	3/11/2022	—	92,528	—	9.69	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	2,429	18,290

LILAK
	5/1/2016	2,266	—	—	39.71	5/1/2023	—	—	—	—
	5/1/2016	908	—	—	40.61	5/1/2023	—	—	—	—
	5/1/2017	2,136	—	—	21.84	5/1/2024	—	—	—	—
	1/2/2018	23,708	—	—	21.39	1/2/2025	—	—	—	—
	5/1/2018	48,224	—	—	18.24	5/1/2025	—	—	—	—
(1)	4/1/2019	41,336	5,906	—	20.03	5/1/2026	—	—	—	—
(2)	3/13/2020	56,601	28,297	—	10.48	3/16/2027	—	—	—	—
(3)	5/12/2021	—	—	—	—	—	38,258	290,761	—	—
(3)	5/12/2021	40,178	80,352	—	14.10	3/16/2031	—	—	—	—
(4)	5/12/2021	—	—	200,000	14.10	3/16/2031	—	—	—	—
(5)	3/11/2022	—	—	—	—	—	83,334	633,338	—	—
(5)	3/11/2022	—	185,056	—	9.63	3/16/2032	—	—	—	—
(6)	3/15/2022	—	—	—	—	—	4,858	36,921	—	—

(1)Vests in 2 equal remaining quarterly installments on February 1, 2023 and May 1, 2023.
(2)Vests in 1 remaining annual installment on March 15, 2023.
(3)Vests in 2 remaining annual installments on March 15 of 2023 and 2024.
(4)Represents the target number of LILA and LILAK shares underlying PSARs that may be earned pursuant to the Phoenix Awards. The Phoenix Awards are subject to the achievement of individual performance objectives in each of the years 2021, 2022, and 2023, or in the case of Mr. Hussain, during 2022 and 2023. If earned, the awards will fully vest on March 15, 2024.
(5)Vests in 3 equal annual installments on March 15 of 2023, 2024 and 2025.
(6)Vested on March 1, 2023.
(7)Represents the target number of LILAB shares underlying Mr. Nair’s Sign-on LILAB PSUs that were subject to achievement of his individual performance objectives during 2022. On February 15, 2023, the compensation committee determined that 100% of the target was earned. The award vested on March 15, 2023.
(8)Vests in 2 remaining annual installments on August 1 of 2023 and 2024.

Option Exercises and Stock Vested
The table below sets forth certain information concerning the vesting of our named executive officers’ PSUs and RSUs and the shares paid to them in respect of the 2021 annual bonus program during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Balan Nair
LILA	—	—	263,846	2,343,361
LILAB	—	—	125,000	763,763
LILAK	—	—	716,956	6,027,052
Christopher Noyes
LILA	—	—	70,454	633,381
LILAK	—	—	143,668	1,282,769
Aamir Hussain
LILA	—	—	—	—
LILAK	—	—	—	—
Rocio Lorenzo
LILA	—	—	26,628	241,211
LILAK	—	—	53,256	478,794
John Winter
LILA	—	—	57,382	514,940
LILAK	—	—	117,062	1,043,429
(1)Includes shares withheld in payment of withholding taxes at election of holder.

Employment and Other Agreements
Mr. Nair has served as President and CEO of Liberty Latin America and our subsidiary, LiLAC Communications Inc. (Liberty LA), pursuant to an employee agreement with us and Liberty LA that was effective on December 29, 2017 (the 2017 Nair Agreement), and which was recently amended and restated in the 2022 Nair Agreement in July 2022. Mr. Nair has served as our and Liberty LA’s President and CEO pursuant to the 2017 Nair Agreement and the 2022 Nair Agreement. We also entered into employment agreements with Messrs. Noyes and Winter, effective July 24, 2019, with Mr. Hussain, effective April 18, 2022, and with Ms. Lorenzo, effective July 16, 2021 (collectively, the Officers). Each of our NEOs also holds equity awards granted under the Incentive Plan. These plans are described below under “Incentive Plans.”
Summary of Mr. Nair’s Employment Agreement
The 2017 Nair Agreement was effective as of December 29, 2017 and had an initial term ending on December 29, 2022. The 2022 Nair Agreement, which replaced the 2017 Nair Agreement on July 28, 2022, has an initial five-year term that expires on July 27, 2027. After the initial term, the 2022 Nair Agreement automatically renews for successive one-year terms unless we, Liberty LA or Mr. Nair provide at least 180 days’ prior written notice of their respective intention not to renew the term. Notwithstanding the foregoing, the 2022 Nair Agreement and Mr. Nair’s employment may be terminated at any time during the initial five-year term or a renewal term.
In connection with his entry into the 2022 Nair Agreement, Mr. Nair received the CEO Commitment Award of $750,000 in cash and $1.25 million in LILAK shares. Mr. Nair also received the Sign-on LILAB Award that was split into three installments: (i) 125,000 unrestricted shares that were granted and vested on July 28, 2022, (ii) 187,500 LILAB PSUs that vested on March 15, 2023 based on Mr. Nair’s attainment of his 2022 individual performance objectives for 2022; and (iii) 312,500 LILAB PSUs that vest, subject to Mr. Nair’s attainment of his 2023 individual performance objectives, on March 15, 2024. The 2022 Nair Agreement also provides Liberty Latin America with a right of first refusal with respect to transfers by Mr. Nair of LILAB shares that he receives upon vesting of the Sign-on LILAB Award, subject to certain exceptions.
Pursuant to the 2022 Nair Agreement, Mr. Nair’s 2022 base salary was increased from $1.25 million to $1.5 million.
Mr. Nair is eligible to earn an annual bonus each year. For 2022, the compensation committee increased Mr. Nair’s target annual bonus from $3.5 million to $4 million. Beginning in 2023, Mr. Nair’s target annual bonus will increase by $250,000 for each year of the 2022 Nair Agreement’s initial five-year term. There is no guaranteed bonus amount. The actual amount paid to Mr. Nair will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by the compensation committee. See Annual Performance Awards above. Mr. Nair will have the opportunity to elect to receive his annual bonus payment in LILA shares and/or LILAK shares in lieu of cash under the shareholding incentive program of our annual performance bonus plan.
During the term of the 2022 Nair Agreement, Mr. Nair is entitled to participate in our equity compensation programs on the same basis as our other executives. Pursuant to these programs, Mr. Nair will be entitled to receive grants of annual equity awards (the Annual Equity Awards) in the form of PSUs, SARs, or other forms of equity as determined by the compensation committee. In addition, Mr. Nair’s annual equity grants will be split into one-third LILA grants and two-thirds LILAK grants, consistent with our past practice. For 2022, the compensation committee increased the target of Mr. Nair’s Annual Equity Awards from $6.5 million to $7 million. In connection with the increase to his 2022 target Annual Equity Awards, on July 28, 2022, Mr. Nair received grants of 10,417 LILA RSUs, 20,834 LILAK RSUs, 23,132 LILA SARs with a base price of $9.69 per share, and 46,264 LILAK SARs with a base price of $9.63 per share. These RSU and SAR grants will vest in three equal annual installments on March 15 of 2023, 2024 and 2025. Beginning in 2023, the target value of Mr. Nair’s annual equity grant will be $7.25 million, increasing by $250,000 each year through 2026.
In its sole discretion, the compensation committee may annually increase Mr. Nair’s base salary, target annual bonus, or target Annual Equity Award value but may not reduce any of these amounts.
In addition to participating in U.S. employee benefit plans and arrangements sponsored by Liberty LA for the benefit of its senior executive group, Mr. Nair is entitled to use the company’s aircraft for up to 100 hours of personal use per year, in accordance with the terms of an aircraft time sharing agreement with Liberty LA. See Aircraft Policy below. In addition, we agreed to reimburse up to $50,000 of all reasonable legal fees and expenses incurred by Mr. Nair in connection with the negotiation and execution of the 2022 Nair Agreement.
If Mr. Nair’s employment is terminated as a result of his death or disability, he or his heirs, as applicable, will be entitled to receive: (1) his accrued but unpaid base salary, reimbursement of his business expenses and any accrued vested benefits under our employee benefit plans (the Accrued Benefits); (2) a pro-rated annual bonus for the year of the termination based on actual performance; (3) full vesting of all non-performance based equity grants; (4) full vesting of the Sign-on LILAB Award based on actual performance; (5) pro-rated vesting of outstanding annual performance awards, based on (x) target if his termination occurs in the first year of a performance period or (y) actual performance if his termination occurs after the first year of a performance period; and (6) continued health coverage for him and his dependents for up to 18 months. In addition, we, in the sole discretion of the compensation committee, may require Mr. Nair or his estate to exchange the LILAB shares issued as a result of vesting of the Sign-on LILAB Award for (i) LILA shares on a one-for-one basis and (ii) $1 million in LILAK shares.
If Mr. Nair’s employment is terminated without cause (as defined in the 2022 Nair Agreement) or by Mr. Nair without good reason (as defined in the 2022 Nair Agreement), he will be entitled to receive: (1) the Accrued Benefits; (2) a pro-rated annual bonus for the year of the termination based on actual performance; (3) severance equal to two times (x) the average of Mr. Nair’s annualized salary for the year of the termination and salary paid for the prior year and (y) the average of the annualized annual bonus for the year of the termination and annual bonus paid or payable for the prior year paid in installments for the next two years; (4) full vesting of all non-performance based equity grants; (5) full vesting of the Sign-on LILAB Award based on actual performance; (6) vesting of outstanding annual performance equity grants, based on actual performance; (7) if the termination occurs before Mr. Nair’s annual equity grants have been granted for the year, a lump sum cash payment equal to 50% of his target grant value for the year of the termination or if such target grant value has not been determined for the year of the termination, the target grant value for the prior year; and (8) continued health coverage for him and his dependents for up to 18 months. In addition, we, in the sole discretion of the compensation committee, may determine to exchange the LILAB shares issued as a result of vesting of the Sign-on LILAB Award for (i) LILA shares on a one-for-one basis and (ii) $1 million in LILAK shares.
If Mr. Nair’s employment is terminated without cause or by him for good reason within 13 months of a change in control, he will be entitled to receive: (1) full vesting of his then-unvested equity awards with the Sign-on LILAB Award vesting in full based on actual performance and all other performance awards vesting in full at the greater of target or actual performance; and (2) a lump sum cash payment of severance equal to two times (x) the average of Mr. Nair’s annualized salary for the year of the termination and salary paid for the prior year and (y) the average of the annualized annual bonus for the year of the termination and annual bonus paid or payable for the prior year.
If the compensation committee determines that the Sign-on LILAB Award was effectively continued or assumed and a termination occurs after the change in control, the PSU portion of the Sign-on LILAB Award will be earned and remain subject to vesting during the service period and (i) if Mr. Nair’s employment is terminated for cause or by him without good reason (and not due to disability), his earned LILAB PSUs will be forfeited or (ii) if Mr. Nair’s employment is terminated without cause, due to death or disability or by him for good reason, his earned LILAB PSUs will vest immediately.
If a change in control occurs and the compensation committee determines that the Sign-on LILAB Award has not been effectively continued or assumed, the outstanding PSU portion of the Sign-on LILAB Award will be earned and vest immediately.
For purposes of the 2022 Nair Agreement and the Sign-on LILAB Award agreement, a “change in control” means an “Approved Transaction” (which would include a going-private transaction), “Board Change” or “Control Purchase,” each as defined in the Incentive Plan.
If Mr. Nair is terminated for cause (as defined in the 2022 Nair Agreement) or if he resigns (other than for good reason (as defined in the 2022 Nair Agreement)), Mr. Nair will not be entitled to any severance or other benefits under the 2022 Nair Agreement.
In addition, if Mr. Nair’s employment is terminated for any reason (other than due to death or disability, by us without cause or by him for good reason), we may, in the sole discretion of the compensation committee, require Mr. Nair to exchange the LILAB shares issued as a result of the vesting of the Sign-on LILAB Award for LILA shares on a one-for-one basis, subject to the following exception. Mr. Nair will not be required to exchange any LILAB shares issued as a result of the vesting of the Sign-on LILAB Award if his employment is terminated due to the expiration of the 2022 Nair Agreement’s initial term either because he has elected not to remain our President and Chief Executive Officer following the expiration of the initial term or we have elected not to renew the 2022 Nair Agreement.
Pursuant to the 2022 Nair Agreement, Mr. Nair is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of the 2022 Nair Agreement and for two years after termination of his employment (or for an indefinite period after termination of employment in the case of the restrictive covenants relating to confidentiality).

Summary of the Employment Agreements with our other NEOs
We also entered into employment agreements with Messrs. Noyes and Winter, effective July 24, 2019, with Ms. Lorenzo, effective July 16, 2021, and with Mr. Hussain, effective April 18, 2022. Each employment agreement provides for an indefinite term continuing until either party provides advance written notice to the other party of their respective intention to terminate employment with the company.
Under their employment agreements, the Officers will each receive a base salary and our CEO or compensation committee may annually increase, but not decrease, each executive’s base salary. The initial base salaries set forth in the employment agreements for Messrs. Noyes, Winter and Hussain and Ms. Lorenzo were $550,000, $500,000, $625,000 and $440,000, respectively. In 2021, Mr. Winter’s base salary was increased to $550,000, and in 2020 and 2022, Mr. Noyes’s base salary was increased to $625,000 and $675,000, respectively. Each of the Officers will be eligible to earn an annual bonus. The target annual bonus for 2022 for each of the Officers was $1.0 million, except for Mr. Hussain whose 2022 target annual bonus was prorated to $750,000 due to his April 2022 start date. For 2023, the Officers’ target annual bonuses are $1.0 million. There is no guaranteed bonus amount. The actual amount of the annual bonus paid to the Officers will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by the compensation committee. The compensation committee has the discretion to annually increase or decrease each Officer’s target annual bonus.
In addition, each Officer will participate in our equity compensation programs. Pursuant to these programs, they will each be entitled to receive Annual Equity Awards in the form of PSUs, SARs, or other forms of equity as determined by the compensation committee, with the terms and conditions substantially the same as those for our other senior executive officers. For 2022 and 2023, the target value of these Annual Equity Awards was $2.5 million for Mr. Noyes, $2.25 million for Mr. Hussain, $1.5 million for Ms. Lorenzo and $2.0 million for Mr. Winter. The compensation committee has the discretion to annually increase or decrease each Officer’s Annual Equity Award value. Mr. Hussain also received the CTO PSARs, consisting of 100,000 LILA SARs and 200,000 LILAK SARs pursuant to his employment agreement, which cliff vest in March 2024, subject to individual performance.
Mr. Hussain’s employment agreement also provides for relocation and expatriate benefits, a housing allowance of $7,000 per month for five years, tuition support of $20,000 initially and an additional $18,000 per year per child for up to five years, medical coverage for Mr. Hussain’s family and reimbursement of reasonable attorney’s fees incurred in connection with the negotiation of his employment agreement, capped at $20,000. If he voluntarily resigns from our company or is terminated for cause between April 19, 2023 and April 17, 2025, Mr. Hussain will be required to reimburse us for half of his relocation expenses.
Ms. Lorenzo’s employment agreement also provides for relocation and expatriate benefits, a housing allowance of $4,000 per month for three years, tuition support of $16,000 initially and an additional $18,000 per year per child for up to three years, and reimbursement of reasonable attorney’s fees incurred in connection with the negotiation of her employment agreement, capped at $20,000. If she voluntarily resigns from our company or is terminated for cause between July 17, 2022 and July 15, 2024, Ms. Lorenzo will be required to reimburse us for half of her relocation expenses.
If an Officer’s employment is terminated as a result of death, the Officer’s heirs will be entitled to receive (1) an amount equal to a pro rata portion of the annual bonus he or she would have received for the calendar year of termination, which shall be based on the number of days he or she was employed by our company during the calendar year of termination and actual performance results as determined by the compensation committee and shall be paid at the same time that such bonuses are paid to active executive officers as if his or her employment had not terminated until such date and (2) cash severance equal to one times his or her annual base salary in a single lump sum on the 60th day following the date of termination.
If the company terminates the employment of an Officer without cause, due to his or her disability, or if he or she voluntarily terminates employment for good reason (as those terms are defined in the Officer’s respective employment agreement), in addition to the prorated annual bonus described in the foregoing paragraph, (1) if the Officer is U.S.-based, the Officer and his or her family will continue to receive coverage under the company’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits with premiums no higher than those applicable to active senior executive employees of the company for a period ending on the earlier of (x) the one year anniversary of the executive’s date of termination and (y) the date that he or she obtains similar coverage from a subsequent employer and (2) the executive will be entitled to cash severance equal to one times the annual base salary in substantially equal installment payments over the 12-month period commencing on the 60th day following the date of termination; provided, however, that if his or her termination is due to a disability, such severance amount shall be reduced by the amount of disability benefits he or she receives pursuant to any employee benefit plans maintained by the company during the period of such installment payments.
If an Officer is terminated for cause (as defined in the Officer’s respective employment agreement) or if he or she resigns other than for good reason (as defined in his respective employment agreement), he or she will not be entitled to any severance or other benefits under the employment agreement.
Pursuant to their respective employment agreements, the Officers are subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the employment agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.
Under their respective employment agreements, the Officers have each agreed to waive any rights to a gross-up for any taxes associated with a parachute payment.
Aircraft Policy
Our policy for the personal use of our aircraft by members of our Board, our CEO, other executive officers, including our NEOs, and certain senior officers was established in 2018. The policy allows non-employee directors to use our aircraft for personal flights, subject to availability, without charge. The policy requires each user who is an officer to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the U.S. Federal Aviation Administration rules. Incremental costs may include fuel, oil, lubricants and other additives, hangar and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. With approval, family members or guests may join an executive or senior officer or director on a business flight without charge for these additional passengers. Also, on limited occasions, we may allow a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without requiring reimbursement of our incremental cost.
Pursuant to the terms of the 2022 Nair Agreement, Mr. Nair is allowed 100 annual flight hours for personal use of our aircraft. If Mr. Nair’s personal use of our aircraft exceeds 100 annual flight hours for a relevant calendar year, he will also be obligated to pay us the aggregate incremental cost of such usage over his allotted 100 annual flight hours.
For U.S. tax reporting purposes, when family members or guests of a director or executive or senior officer travel on business flights, the value of such personal use, determined using a method based on SIFL rates as published by the IRS, is imputed as income to such director or executive or senior officer. A director or executive or senior officer will also have imputed income based on SIFL rates for a personal flight, less any amounts reimbursed to us. In accordance with applicable tax rules and regulations, such imputed income is included in taxable income for the applicable director or executive or senior officer.
Notwithstanding the policy, we and the flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons.
Incentive Plans
Effective December 29, 2017, our Board adopted the Incentive Plan, the Liberty Latin America 2018 Nonemployee Director Incentive Plan (the Director Plan) and the Liberty Latin America Transitional Share Conversion Plan (the Transition Plan). We may generally grant non-qualified share options, SARs, restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing under either the Incentive Plan or the Director Plan. Common shares issuable pursuant to awards made under the Incentive Plan or the Director Plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. These awards may be granted at or above fair value in any class of our common shares. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Incentive Plan and the Director Plan is 75 million (of which no more than 10 million shares may consist of Class B common shares) and 5 million, respectively, in each case, subject to anti-dilution and other adjustment provisions in the respective plan.
Prior to 2020, awards (other than performance-based awards) under the Incentive Plan are expected to generally (1) vest 12.5% on the six month anniversary of the grant date, and 6.25% quarterly thereafter and (2) expire seven years after the grant date. Starting in 2020, our awards (other than performance-based awards) under the Incentive Plan generally vest 33.34% on the twelve month anniversary of the grant date and 33.33% yearly thereafter. SARs granted prior to 2021 expire seven years after the grant date, and beginning in 2021, new SAR awards expire ten years after the grant date. Awards of RSUs under the Director Plan generally vest in full on the first anniversary of the grant date, provided the director continues to serve as director immediately prior to the vesting date.
In connection with the Split-Off, awards with respect to LiLAC Shares were automatically cancelled and replaced with awards with respect to our common shares. The Transition Plan was adopted to provide for these replacement grants. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Transition Plan is 10,116,012. Replacement awards under the Transition Plan are of the same class and number as, and remain subject, to all the terms and conditions of, the corresponding award of LiLAC Shares. As of December 31, 2022, awards with respect to 1,710,989 common shares were issued and outstanding under the Transition Plan.
It is our policy that, except for anti-dilution adjustments provided by the Incentive Plan and the Director Plan in connection with corporate transactions, the exercise or base price of common shares for any outstanding option or SAR granted under the Incentive Plan and the Director Plan will not be decreased after the date of grant nor will an outstanding option or SAR granted under the Incentive Plan or the Director Plan be surrendered to our company as consideration for the grant of a new option or SAR with a lower exercise or base price, cash or a new award unless there is prior approval by our shareholders. Any other action that is deemed to be a repricing under any applicable rule of Nasdaq shall be prohibited unless there is prior approval by our shareholders.
Nonqualified Deferred Compensation
The Deferred Compensation Plan was approved by the compensation committee in March 2018 and became effective on May 1, 2018. Officers of Liberty LA, which include our NEOs, who were also U.S. taxpayers in 2022, may participate in the Deferred Compensation Plan. Each designated participant may elect to defer all or any portion of his or her (1) annual performance award, (2) annual salary up to limits specified by the compensation committee (currently 90%) and (3) award, if any, under a current or future multi-year performance award arrangement.
Compensation deferred under the Deferred Compensation Plan prior to 2022 will be credited with interest initially at the rate of 8.5% per year, compounded daily (the credited interest fund). In setting the interest rate, the compensation committee reviews data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. The compensation committee reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set, and in fact, reduced the interest rate to 8.0% per year, compounded daily, for compensation deferred in 2022 and 2023. Deferred equity awards will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.
The Deferred Compensation Plan provides the compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change in control events and distribute each participant’s account balance. Otherwise, the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant ceases to be an employee of our company. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his or her account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.
Our NEOs who are U.S. taxpayers were eligible to participate under the Deferred Compensation Plan during 2022. Messrs. Nair, Noyes and Winter, each a U.S. taxpayer as of December 31, 2022, have deferred compensation under the

Deferred Compensation Plan. The table below sets forth certain information concerning the deferred compensation of these officers at year end 2022.

Name	Company Plan	Executive contributions in 2022 ($)(1)	Registrant contributions in 2022 ($)	Aggregate earnings in 2022 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/22 ($)(1)
Balan Nair	LLA	2,707,100	—	286,699	4,016,478	3,930,211
	LG(2)	—	—	182,682	4,190,350	—
Christopher Noyes	LLA	730,600	—	56,436	552,456	779,799
	LG	—	—	—	—	—
John Winter	LLA	562,000	—	75,220	361,593	984,411
	LG(2)	—	—	6,024	—	73,936
(1)These totals include amounts deferred by such executive in fiscal year 2022 and the following above-market earnings that were credited to the named executive officer’s deferred compensation account during 2022:

Name	Company Plan	2022 Above-market Earnings ($)
Balan Nair	LLA	80,042
	LG	51,151
Christopher Noyes	LLA	15,802
	LG	—
John Winter	LLA	21,061
	LG	1,687
(2)    Prior to the Split-Off, Messrs. Nair and Winter were permitted to defer a portion of annual base salary and annual cash bonus under the LG Deferred Compensation Plan. Although such amounts relate to compensation while they were employed by Liberty Global prior to the Split-Off, we reimburse Liberty Global for the interest income that accrues on Messrs. Nair and Winter’s accounts under the LG Deferred Compensation Plan, which was initially set at 9% per year, compounded daily, for amounts deferred by Mr. Nair before 2017 and at 8.5% per year, compounded daily, for amounts deferred by Messrs. Nair and Winter during 2017.
Potential Payments upon Termination or Change in Control
The Termination of Employment Table and the Change in Control Table set forth below reflect the potential payments to our NEOs in connection with termination of their employment or a change in control of us as of December 31, 2022. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred as of December 31, 2022. Certain of our plans and agreements provide benefits upon the occurrence of a change in control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.
The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination or change in control, as the case may be, due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.
•Because the base price of each NEO’s SARs was more than the closing market price of LILA and LILAK shares, as applicable, on December 31, 2022, these SARs have been excluded from the tables below. RSUs and PSUs that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on

December 30, 2022 (the last trading day of 2022). On December 30, 2022, the closing market price for LILA, LILAB and LILAK shares was as follows:
•LILA shares: $7.53
•LILAB shares: $6.75
•LILAK shares: $7.60
The termination provisions of the 2022 Nair Agreement and of the employment agreements with each of our other NEOs are described under —Employment and Other Agreements above. The Incentive Plan and the Transition Plan are described under —Incentive Plans above. In addition to such descriptions, additional information on the termination and/or change in control provisions of these plans and agreements is provided below.
The Deferred Compensation Plan provides that the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant ceases to be an employee of our company, including in each of the termination of employment scenarios described below. The Deferred Compensation Plan also provides for a payout of the account balance when a participant ceases to be an employee due to death or disability.
Termination of Employment
The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.
Voluntary Termination
The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. See —Outstanding Equity Awards at Fiscal Year-End above for amounts in respect of each NEO’s vested equity awards as of December 31, 2022. There would be no other payments or benefits, except with respect to elections made under the Deferred Compensation Plan (as applicable).
Retirement
Except with respect to elections made under the Deferred Compensation Plan (as applicable), no benefits are payable to any of our NEOs in the event of retirement. However, under the Incentive Plan a person who retires with a combined age and years of service of 70 or greater will vest an additional year of unvested SARs and RSUs granted under this plan from the date of retirement. As of December 31, 2022, Mr. Nair was retirement-eligible under the Incentive Plan. The NEOs’ benefits are reflected in the “Retirement” column in the Termination of Employment Table below. Although the 2022 Nair Agreement provides that the compensation committee may, in its sole discretion, require Mr. Nair to exchange the LILAB shares issued as a result of vesting of the Sign-on LILAB Award for LILA shares on a one-for-one basis, we have assumed that the compensation committee did not require Mr. Nair to complete such an exchange for purposes of the “Retirement” column in the Termination of Employment Table below.
The Phoenix Awards provide that if a person who retires with a combined age and years of service of 70 or greater, the compensation committee has the discretion to vest a prorated portion of the Phoenix Awards. Because this is discretionary, no amount in respect of the Phoenix Awards is reflected for that occurrence in the “Retirement” column in the Termination of Employment Table below for our NEOs.
Termination for Cause
The executive would not receive any payment or benefit, except with respect to elections made under the Deferred Compensation Plan (as applicable), and typically would forfeit all unexercised equity awards, whether or not vested. The definition of “cause” varies among the plans and agreements, but generally includes (1) dishonesty, incompetence or other misconduct, (2) failure to perform duties and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months following a change in control event, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.

Termination Without Cause
The employment agreements entered into with our NEOs provide for benefits in the case of termination by our company without cause. The 2022 Nair Agreement provides for severance equal to two times (i) the average of Mr. Nair’s annualized base salary for the year of termination and salary paid for the prior year and (ii) the average of Mr. Nair’s annualized annual bonus for the year of termination and the annual bonus paid or payable for the prior year. The other NEOs’ employment agreements provide for severance of one times base salary, plus an amount equal to a pro rata portion of the annual bonus he or she would have received for the calendar year of termination, which shall be based on the number of days he or she was employed by our company during the calendar year of termination and actual performance results as determined by the compensation committee. See —Employment and Other Agreements above. The 2022 Nair Agreement also provides for a pro-rated annual bonus for the year of termination based on actual performance, full vesting of his outstanding non-performance-based equity awards, full vesting of the Sign-on LILAB Award based on actual performance and vesting of outstanding annual performance equity awards based on actual performance. If Mr. Nair is terminated without cause before his annual equity grant has been granted for the year, he will also receive a lump sum cash payment equal to 50% of his target grant value for the year of the termination or if such target grant value has not been determined for the year of the termination, the target grant value for the prior year. In addition, the 2022 Nair Agreement provides that the compensation committee may, in its sole discretion, require Mr. Nair to exchange the LILAB shares issued as a result of vesting of the Sign-on LILAB Award for (i) LILA shares on a one-for-one basis and (ii) $1 million in LILAK shares pursuant to the 2022 Nair Agreement.

Under the SARs awarded to our other executives, if termination of employment is without cause and occurs more than six months after the grant date, then the employee would be entitled to accelerated vesting of a pro rata portion of one-third of the unvested amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. Under the 2021 RSUs awarded to our executives, other than Mr. Nair, if termination of employment is without cause and occurs after March 15, 2021, then the employee would be entitled to accelerated vesting of a pro rata portion of one-third of the unvested amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. The 2022 RSUs provide that the entire award will be forfeited if a termination (other than due to death or disability) occurs before March 15, 2023. Accordingly, the 2022 RSUs granted to our NEOs, other than Mr. Nair whose grant is governed by the 2022 Nair Employment Agreement, are excluded from the “By Company Without Cause” column in the Termination of Employment table below. The Phoenix Awards and CTO PSARs provide that if a person’s employment is terminated without cause, the compensation committee has the discretion to vest a prorated portion of the Phoenix Awards. The Phoenix Awards and CTO PSARs have been excluded from the “By Company Without Cause” column in the table below because the exercise prices exceeded the closing stock prices of our LILA and LILAK shares on December 31, 2022. The outstanding RSUs granted under the SHIP provide that if termination of employment is without cause, then the employee would be entitled to accelerated vesting of a pro rata portion of the unvested amount of the RSU award, based on the number of days of the current vesting period that employment continued prior to termination. For the benefits payable under the applicable employment agreement or award agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table below.
Death
In the event of death, unless otherwise provided in another agreement, the Incentive Plan provides for vesting in full of any outstanding options or SARs, including the Phoenix Awards, and the lapse of restrictions on any restricted share or RSU awards. The 2022 Nair Agreement provides for a pro-rated annual bonus for the year of termination based on actual performance, full vesting of his outstanding non-performance-based equity awards, full vesting of the Sign-on LILAB Award based on actual performance and pro-rated vesting of Mr. Nair’s outstanding annual performance equity awards based on (i) target if his termination occurs in the first year of a performance period or (ii) actual performance if his termination occurs after the first year of a performance period. The 2022 Nair Agreement also provides that the compensation committee may, in its sole discretion, require Mr. Nair’s estate to exchange the LILAB shares issued as a result of vesting of the Sign-on LILAB Award for (i) LILA shares on a one-for-one basis and (ii) $1 million in LILAK shares pursuant to the 2022 Nair Agreement. The Phoenix Awards and CTO PSARs have been excluded from the table below because the exercise prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2022. The outstanding RSUs granted under the SHIP provide that if termination of employment occurs due to death, then the employee would be entitled to accelerated vesting of a pro rata portion of the unvested amount of the RSU award, based on the number of days of the current vesting period that employment continued prior to termination. The NEOs’ employment agreements (other than for Mr. Nair) provide for a payment of one times base salary plus an amount equal to a pro rata portion of the annual bonus he or she would have received for the calendar year of termination, which shall be based on the number of days he or she was employed by our company during the calendar year of termination and actual performance results as determined by the compensation committee. The value of all these benefits is in the “Death” column in the Termination of Employment Table. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.
Disability
In the event of termination of employment due to disability, unless otherwise provided in another agreement, the Incentive Plan provides for vesting in full of any outstanding options or SARs, including the Phoenix Awards and CTO PSARs, and the lapse of restrictions on any restricted share or RSU awards. If Mr Nair’s employment is terminated due to disability, he would also be entitled to the same benefits as described in —Death above The outstanding RSUs granted under the SHIP provide that if termination of employment occurs due to disability, then the employee would be entitled to accelerated vesting of a pro rata portion of the unvested amount of the RSU award, based on the number of days of the current vesting period that employment continued prior to termination. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. The Phoenix Awards and CTO PSARs have been excluded from the table below because the exercise prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2022. The NEOs’ employment agreements (other than for Mr. Nair) provide for a payment of one times base salary plus an amount equal to a pro rata portion of the annual bonus he or she would have received for the calendar year of termination, which shall be based on the number of days he or she was employed by our company during the calendar year of termination and actual performance results as determined by the compensation committee. The value of all these benefits is in the “Disability” column in the Termination of Employment Table. For purposes of the Incentive Plan, SARs, the 2021 RSUs, the 2022 RSUs, the Phoenix Awards and the CTO PSARs, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition that has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death; provided, however, that Mr. Nair’s equity awards, defer to the definition of “disability” in the 2022 Nair Agreement which generally means his qualification for benefits under our long-term disability plan.
Resignation for Good Reason
The employment agreements with our NEOs provide for benefits in the case of resignation for good reason. See
—Employment and Other Agreements above. Except with respect to Mr. Nair, the compensation committee has the discretion to vest a portion of the RSUs upon a termination for good reason. Otherwise, no payment or benefit is required upon resignation by an executive for good reason absent a change in control. The other benefits payable for termination due to good reason under the employment agreements with our NEOs are the same as the benefits payable upon a termination by our company without cause.

The 2022 Nair Agreement defines good reason as a material diminution in Mr. Nair’s position, title, authority, reporting lines, status, duties or responsibilities, a material breach of the 2022 Nair Agreement, a reduction in his base salary, target annual bonus or target annual equity award, relocation of his principal place of employment that is more than 35 miles from the Denver Metro area and our failure to re-nominate Mr. Nair to our board of directors or Mr. Nair ceasing to be a member of the executive committee of our board of directors.

For our other NEOs, good reason includes the assignment of duties materially inconsistent with the NEO’s position, authority, duties or responsibilities or an action by us that results in a material diminution in his position, authority, duties or responsibilities, a material breach of the employment agreement by us, a reduction in his base salary or target annual bonus opportunity or relocation of his principal place of employment from the Denver area or, in the case of Mr. Hussain and Ms. Lorenzo, Panama City, Panama. See the “By Company Without Cause” column in the Termination of Employment Table below.

Termination of Employment

Name	By Company Without Cause ($)	Disability ($)	Death ($)	Retirement ($)

Balan Nair
Severance & Bonus Payment	10,784,200	1,460,000	1,460,000	—
Deferred Compensation (1)	3,930,211	3,930,211	3,930,211	3,930,211
SARs Accelerated	—	—	—	—
RSUs & PSUs Accelerated	8,354,166	8,354,166	8,354,166	2,062,725
Exchange of Vested Sign-on LILAB Award Shares	1,471,900	1,471,900	1,471,900	—
Benefits (2)	44,403	44,403	44,403	—
Total	24,584,880	15,260,680	15,260,680	5,992,936
Christopher Noyes
Severance & Bonus Payment	1,040,000	1,040,000	1,040,000	—
Deferred Compensation (1)	779,799	779,799	779,799	779,799
SARs Accelerated	—	—	—	—
RSUs Accelerated	127,644	1,799,133	1,799,133	—
Benefits (2)	24,791	24,791	—	—
Total	1,972,234	3,643,723	3,618,932	779,799

Aamir Hussain
Severance & Bonus Payment	898,750	898,750	898,750	—
SARs Accelerated	—	—	—	—
RSUs Accelerated	—	1,065,469	1,065,469	—
Total	898,750	1,964,219	1,964,219	—

Rocio Lorenzo
Severance & Bonus Payment	805,000	805,000	805,000	—
SARs Accelerated	—	—	—	—
RSUs Accelerated	45,990	1,092,563	1,092,563	—
Total	850,990	1,897,563	1,897,563	—

John Winter
Severance & Bonus Payment	915,000	915,000	915,000	—
Deferred Compensation (1)	984,411	1,058,347	1,058,347	984,411
SARs Accelerated	—	—	—	—
RSUs Accelerated	100,277	1,437,097	1,437,097	—
Benefits (2)	22,095	22,095	—	—
Total	2,021,783	3,432,539	3,410,444	984,411
(1)    Each of Mr. Nair, Mr. Noyes and Mr. Winter had the right to file an election at the time of his initial deferral to receive distributions under the Deferred Compensation Plan and the LG Deferred Compensation Plan upon his separation from service, including under the termination scenarios in the table above.  For purposes of the tabular presentation above, we have assumed that each of Mr. Nair, Mr. Noyes and Mr. Winter has elected to receive a lump sum payout of the account balance in the Deferred Compensation Plan upon a termination without cause at our company or retirement from our company. The Deferred Compensation Plan and the LG Deferred Compensation Plan each provides for a payout of the account balance when a participant ceases to be an employee due to death or disability.

(2)    Our U.S.-based executives would be entitled to maintenance of health benefits for them and their dependents during the 12-month period (or in Mr. Nair’s case, the 18-month period) following his termination. For Mr. Nair, this amount represents the full estimated cost of providing this benefit to him and his dependents. For Messrs. Noyes and Winter, these amounts represent our portion of the cost of providing this benefit to the NEO and his respective dependents, assuming payment of premiums by the NEO.
Change in Control
The Incentive Plan, the Sign-on LILAB Award, the Phoenix Awards and the CTO PSARs each provide for various benefits either upon the occurrence of specified change in control events or upon termination of employment following a change in control event.
Change in Control Events
The change in control events vary under the relevant arrangements but generally fall into three categories:
1.    A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of our outstanding securities ordinarily having the right to vote in the election of directors in a transaction that has not been approved by our Board. We refer to this change in control event as an “Unapproved Control Purchase.”
2.    During any two-year period, persons comprising the Board at the beginning of the period cease to be a majority of the Board, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change in control event as a “Board Change.”
3.    Our Board approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our common shares are converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change in control event as a “Reorganization.”
Under the Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an Unapproved Control Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.
If a change in control occurs and the compensation committee determines that the Sign-on LILAB Award has not been effectively continued or assumed, the outstanding PSU portion of the Sign-on LILAB Award will be earned and vest immediately.
The Phoenix Awards and CTO PSARs will also fully vest if a Board Change or Unapproved Control Purchase occurs, subject to the compensation committee’s discretion to reduce the number of PSARs that vest based on the employee’s performance. For purposes of the table below, the Phoenix Awards and CTO PSARs have been excluded because the exercise prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2022.
The Deferred Compensation Plan provides the compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change in control events and distribute each participant’s account balance.
Termination After Change in Control
If Mr. Nair’s employment is terminated without cause or by him for good reason within 13 months of a change in control, he will be entitled to receive: (1) full vesting of his then-unvested equity awards with the Sign-on LILAB Award vesting in full based on actual performance and all other performance awards vesting in full at the greater of target or actual performance; and (2) a lump sum cash payment of severance equal to two times (x) the average of Mr. Nair’s annualized salary for the year of the termination and salary paid for the prior year and (y) the average of the annualized annual bonus for the year of the termination and annual bonus paid or payable for the prior year.
If the compensation committee determines that the Sign-on LILAB Award was effectively continued or assumed and a termination occurs after the change in control, the PSU portion of the Sign-on LILAB Award will be earned and remain subject to vesting during the service period and (i) if Mr. Nair’s employment is terminated for cause or by him without good reason (and not due to disability), his earned LILAB PSUs will be forfeited or (ii) if Mr. Nair’s employment is terminated without cause, due to death or disability or by him for good reason, his earned LILAB PSUs will vest immediately.
If the SAR awards are continued after a Reorganization, the awards provide for full vesting if the executive is terminated by us without cause or resigns with good reason within twelve months after the Reorganization, or if later, within the expiration of a 30-day cure period that began once the executive provided written notice of an event giving rise to good reason.

The Phoenix Awards and the CTO PSARs also provide for full vesting if the executive is terminated by us without cause or resigns with good reason within twelve months after the Reorganization, or if later, the first day following the expiration of a 30-day cure period that began once the executive provided written notice of an event giving rise to good reason; provided, however, that the compensation committee has the discretion to reduce the number of PSARs that vest based on the employee’s performance. For purposes of the table below, the Phoenix Awards and CTO PSARs have been excluded because the exercise prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2022.
For purposes of the Phoenix Awards, the CTO PSARs and the SAR awards, “good reason” for a participant to resign following a change in control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his or her official position or authority; or (3) a required relocation of his or her principal business office to a different country. Additional procedural requirements apply for a resignation to qualify as being for “good reason.” See —Resignation for Good Reason above for the definition of “good reason” applicable to Mr. Nair’s equity awards.
The “Employment Terminated” columns assume that the executive’s employment is terminated as of December 31, 2022, without cause and include the incremental benefits that would result from such a termination under the employment agreements and equity incentive plans as described under —Termination of Employment above.
280G Tax Gross-Up. Our NEOs have agreed in their employment agreements to waive any rights they would have under any equity or other agreements to any 280G tax gross-up payment from us or Liberty LA.  The NEOs’ employment agreements limit the change in control benefits payable to them as necessary to mitigate the adverse impact of the golden parachute excise tax under Section 4999 of the Internal Revenue Code on the NEOs.
For purposes of the change-of-control events in the table below, we have assumed that the amounts payable to the NEOs would not exceed the threshold that would subject such amounts to excise taxes pursuant to Section 280G of the Code and that no parachute cap would apply.
Change In Control

	Unapproved Control Purchase /Board Change - Plan Benefits Continued		Reorganization-Plan Benefits Continued	Change in Control - Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)	Employment Continues ($)
Balan Nair
Severance Payment	9,324,200	—	9,324,200	—
Deferred Compensation (1)	3,930,211	3,930,211	3,930,211	3,930,211
SARs Accelerated	—	—	—	—
RSUs & PSUs Accelerated	8,354,166	6,244,791	8,354,166	8,354,166
Exchange of Vested Sign-on LILAB Award Shares	—	—	—	—
Benefits (2)	44,403	—	44,403	—
Total	21,562,980	10,175,002	21,562,980	12,284,377

	Unapproved Control Purchase /Board Change - Plan Benefits Continued		Reorganization-Plan Benefits Continued	Change in Control - Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)	Employment Continues ($)
Christopher Noyes
Severance Payment	1,040,000	—	1,040,000	—
Deferred Compensation (1)	779,799	779,799	779,799	779,799
SARs Accelerated	—	—	—	—
RSUs Accelerated	1,799,133	1,799,133	1,799,133	1,799,133
Benefits (2)	24,791	—	24,791	—
Total	3,643,723	2,578,932	3,643,723	2,578,932
Aamir Hussain
Severance Payment	898,750	—	898,750	—
RSUs Accelerated	1,065,469	1,065,469	1,065,469	1,065,469
Total	1,964,219	1,065,469	1,964,219	1,065,469
Rocio Lorenzo
Severance Payment	805,000	—	805,000	—
RSUs Accelerated	1,092,563	1,092,563	1,092,563	1,092,563
Total	1,897,563	1,092,563	1,897,563	1,092,563
John Winter
Severance Payment	915,000	—	915,000	—
Deferred Compensation (1)	984,411	984,411	984,411	984,411
SARs Accelerated	—	—	—	—
RSUs Accelerated	1,437,097	1,437,097	1,437,097	1,437,097
Benefits (3)	22,095	—	22,095	—
Total	3,358,603	2,421,508	3,358,603	2,421,508

(1)    For purposes of the tabular presentation above, we have assumed that the compensation committee will use its discretion to terminate the Deferred Compensation Plan and distribute each participant’s account balance if a change in control of our company had occurred on December 31, 2022. The amounts in this table exclude the amounts held in Mr. Winter’s account under the LG Deferred Compensation Plan, which is disclosed in Nonqualified Deferred Compensation above.
(2)    Our U.S.-based executives would be entitled to maintenance of health benefits for them and their dependents during the 12-month period (or in Mr. Nair’s case, the 18-month period) following his termination. For Mr. Nair, this amount represents the full estimated cost of providing this benefit to him and his dependents. For Messrs. Noyes and Winter, these amounts represent our portion of the cost of providing this benefit to the NEO and his respective dependents, assuming payment of premiums by the NEO.
CEO Pay Ratio
We are a global company that employs approximately 11,000 people (on a full-time and part-time equivalent basis at year-end 2022) in approximately 40 markets, with a majority of our work force located outside the U.S. We strive to ensure that every employee is paid at a level reflective of their job responsibilities and is competitive within our peer group and the respective country and local employment markets. We are committed to providing pay equity throughout our company, which we view as critical to our success in supporting a diverse workforce with opportunities for employees to develop, advance and contribute.

Under the rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to provide the total compensation paid to our median employee, as well as the ratio of the total compensation paid to such median employee as compared to the total compensation paid to our CEO. For the year ended December 31, 2022:
•The annual total compensation of the employee identified as the median of our company (other than our CEO) was $39,885.
•The annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $15,745,617.
Based on the above, our 2022 CEO to median employee pay ratio is 395:1. Excluding our CEO’s awards of 125,000 unrestricted LILAB shares and 177,305 LILAK shares, which had a total grant date fair value of approximately $2.0 million, and his $750,000 cash commitment bonus, all of which were one-time grants awarded in connection with our entry into the 2022 Nair Agreement, our CEO to median employee pay ratio becomes 325:1.
This pay ratio is an estimate calculated in a manner consistent with the SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The same median employee was used for 2022, as allowed under Regulation S-K item 402(u), which allows companies to use the same median employee (or comparable employee) for up to three years, with refreshed compensation data for the median employee for the respective reporting year if a company’s compensations programs for its employee population has not significantly changed. We identified our median employee by collecting payroll data of our employee population on December 31, 2021, consisting of salary and wages (including overtime) and annual bonus amounts. At that time, our employee population consisted 2.97% U.S. employees and 97.03% non-U.S. employees. We annualized the compensation of all newly hired permanent and part-time employees. We did not perform any other adjustments. After identifying the median employee, for purposes of the pay ratio, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation table.

Pay versus Performance
The following table sets forth information concerning the total compensation of our NEOs as reported in the Summary Compensation Table, compensation actually paid as defined in Regulation S-K Item 402(v) and our financial performance for fiscal years 2022, 2021 and 2020. “Compensation actually paid” has been calculated in accordance with Regulation S-K Item 402(v) and differs from Total Compensation as reported in the Summary Compensation Table during 2020, 2021 and 2022. The dollar amounts reported in columns (c) and (e) in the table below do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. References to “PEO” in the table below are to Mr. Nair, who has been our President and Chief Executive Officer since the Split-off was completed in December 2017. For further information concerning our variable pay-for-performance philosophy and how we design our executive compensation program to motivate our executives to achieve our company performance objectives and also reward individual performance, see —Compensation Discussion and Analysis above.
Pay versus Performance Table

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO	Compensa-tion Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return		Peer Group Total Shareholder Return	Net Income (in millions)	Consolidated Adjusted OFCF (in millions)
(a)	($)(b)	($)(c)(1)	($)(d)(2)	($)(e)(3)	LILA ($)(f)(4)	LILAK ($)(g)(4)	($)(h)(4)	($)(i)	($)(j)(5)
2022	15,745,617	6,402,860	4,131,692	2,423,503	41.42	41.51	92.13	(201.9)	930.0
2021	37,576,803	31,662,646	6,226,351	5,596,550	64.13	62.27	115.30	(487.8)	961.0
2020	16,478,363	4,646,463	3,768,484	1,346,056	61.22	60.58	118.31	(809.0)	819.0
(1)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Nair, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Nair’s total compensation for each year to determine the compensation actually paid. With respect to equity award adjustments for each applicable year as disclosed in the table below, the valuation assumptions used to calculate the fair values did not materially differ from those disclosed at the time of grant.

	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table (SCT) Total Compensation	15,745,617	37,576,803	16,478,363
Less: Stock Award Values Reported in SCT for the Covered Year	6,584,633	9,250,842	7,643,161
Less: Option Award Values Reported in SCT for the Covered Year	5,233,911	26,310,008	4,054,074
Plus: Fair Value of Equity Awards Granted in the Covered Year and Outstanding and Unvested at End of Covered Year	8,618,664	26,090,146	3,591,446
Plus: Fair Value as of Vesting Date of Equity Awards Granted and Vested in Covered Year	4,586,827	2,325,618	3,555,468
Plus/Less: Change in Fair Value of Outstanding Unvested Equity Awards from Prior Years	(8,446,922)	101,420	(3,754,371)
Plus/Less: Change in Fair Value of Equity Awards from Prior Years that Vested in the Covered Year	(2,282,782)	1,500,004	(3,430,912)
Less: Fair Value of Equity Awards Forfeited during the Covered Year	0	370,495	96,296
Plus: Value of Dividends or other Earnings Paid on Equity Awards	0	0	0
Compensation Actually Paid	6,402,860	31,662,646	4,646,463
(2)    The dollar amounts reported in column (d) represent the average of the amounts reported for our named executive officers as a group (excluding Mr. Nair, who has served as our CEO since 2017) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Nair) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Christopher Noyes, Aamir Hussain, Rocio Lorenzo and John Winter; (ii) for 2021, Christopher Noyes, Betzalel Kenigsztein, Vivek Khemka, Rocio Lorenzo and John Winter; and (iii) for 2020, Christopher Noyes, Betzalel Kenigsztein, Vivek Khemka and John Winter.
(3)    The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs identified in footnote 2 as a group (excluding Mr. Nair), as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to average total compensation for the NEOs as a group (excluding Mr. Nair) for each year to determine the compensation actually paid, using the same methodology described above in footnote 1. With respect to equity award adjustments for each applicable year as disclosed in the table below, the valuation assumptions used to calculate the fair values did not materially differ from those disclosed at the time of grant.

	2022 Average ($)	2021 Average ($)	2020 Average ($)
SCT Total Compensation	4,131,692	6,226,351	3,768,484
Less: Stock Award Values Reported in SCT for the Covered Year	1,473,926	2,378,476	1,886,789
Less: Option Award Values Reported in SCT for the Covered Year	1,889,400	3,201,316	896,581
Plus: Fair Value of Equity Awards Granted in the Covered Year and Outstanding and Unvested at End of Covered Year	2,401,316	4,198,700	828,292
Plus: Fair Value as of Vesting Date of Equity Awards Granted and Vested in Covered Year	463,653	547,688	902,880
Plus/Less: Change in Fair Value of Outstanding Unvested Equity Awards from Prior Years	(877,818)	42,388	(665,346)
Plus/Less: Change in Fair Value of Equity Awards from Prior Years that Vested in the Covered Year	(332,014)	228,924	(679,018)
Less: Fair Value of Equity Awards Forfeited during the Covered Year	0	67,708	25,867
Plus: Value of Dividends or other Earnings Paid on Equity Awards	0	0	0
Compensation Actually Paid	2,423,503	5,596,550	1,346,056

(4)    The total shareholder return (TSR) in columns (f), (g) and (h) compares the changes in the cumulative TSR on our LILA and LILAK shares from market close on December 31, 2019 to December 31 of each of 2020, 2021 and 2022, to the change in the cumulative TSR of the MSCI Emerging Markets NTR Index, which is our peer group index in the 2022 Form 10-K (assuming reinvestment of dividends, where applicable, and that $100 was invested at the market close on December 31, 2019.
(5)    Consolidated adjusted OFCF is OFCF as adjusted each year in accordance with our annual bonus program and for certain other unbudgeted events that the compensation committee, in its discretion and consistent with past practice, determined distorted performance against the financial performance metrics. Historically, OFCF adjustments apply foreign currency exchange rates for the covered year to our OFCF for the immediately preceding year and include the impact of acquisitions, dispositions, volcanic activity, hurricanes and power outages. OFCF is defined as (i) operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items, less (ii) property and equipment additions. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
We believe our performance-based compensation program provides the opportunity to reward our NEOs and other senior management for contributing to annual and long-term financial, operational, and share price performance. The majority of our NEOs’ compensation is aligned with shareholder interests and delivered in the form of annual performance bonuses and multi-year performance-based equity incentive awards in the form of SARs and PSARs, which are tied to share price appreciation and to company or individual performance.

The financial performance measures used by our company to link compensation actually paid to our NEOs for 2022 to our performance were:

Most Important Financial Measures for 2022
•Consolidated adjusted OFCF
•Revenue
Our NEOs’ 2022 annual bonuses were subject to achievement of the financial performance measures in the table above, as well as two other non-financial performance measures. For 2022, consolidated adjusted OFCF and revenue were weighted 45% and 25%, respectively, in our annual bonus program. See —Compensation Discussion and Analysis—Elements of Our Compensation Packages—Design of 2022 Annual Bonus Program and 2022 Performance above for additional information about the relationship between our financial performance and the annual bonuses paid to our NEOs for 2022, as well as our performance on non-financial performance measures and how it impacted our NEOs’ 2022 compensation.
We view consolidated adjusted OFCF as the most important financial measure linking our NEOs’ compensation actually paid to our performance, with performance on that measure accounting for 50%, 50% and 45% of our annual bonus program for 2020, 2021 and 2022, respectively. Accordingly, the graph below reflects general alignment between our consolidated adjusted OFCF and compensation actually paid to Mr. Nair and our other NEOs for 2020 through 2022.

As required by Item 402(v) of Regulation S-K, we are also presenting the graph below which compares the compensation actually paid to Mr. Nair and our other NEOs to the TSRs of our LILA and LILAK shares. This graph also compares the TSRs of our LILA and LILAK shares to the TSR of the MSCI Emerging Markets NTR Index, which is our peer group index in the 2022 Form 10-K. The TSRs reflected in the chart below assume reinvestment of dividends, where applicable, and that $100 was invested at the market close on December 31, 2019.
The following graph compares Mr. Nair and our NEOs’ compensation actually paid to our net income for 2020, 2021 and 2022, as required by Item 402(v) of Regulation S-K.

Director Compensation
Set forth below is a description of the compensation for our non-employee directors. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft set forth above under —Aircraft Policy.
Fees and Expenses
Each member of our Board who is not an employee of Liberty Latin America (other than our Executive Chairman, Mr. Fries), received an annual retainer of $100,000. Each director who serves as the chair of the audit committee or the compensation committee receives a fee for such service of $20,000, and each other director who serves as a member of the audit committee or the compensation committee receives $10,000, in each case for each full year of service in such position. We do not pay any additional fees for service on our nominating and corporate governance committee. All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in common shares instead of in cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter and consist of a combination of LILA and LILAK shares. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Currently, our President and CEO, Mr. Nair, does not receive any additional compensation for his service as a director.
Generally, we expect to reimburse our non-executive directors for travel, lodging and other reasonable expenses related to their service on our Board and related committees. From time to time, we expect to provide our directors information on conferences and seminars that may be of interest to them as a director of Liberty Latin America. For directors who elect to attend these events, we expect to cover the costs as part of our policy to keep members of our Board informed on issues that relate to their duties as a director. In addition, we make available to members of our Board, at their election, health insurance under our health insurance policies.
Equity Awards
Each of our current non-executive directors receives an annual equity award under the Director Plan in the form of a grant of LILA RSUs and a grant of LILAK RSUs in a one for two ratio, with a combined grant date fair value of $150,000 for 2022. Amb. Jacobson’s 2022 grant of LILA RSUs and LILAK RSUs was prorated to $125,000 due to her May 2022 board appointment date. For 2022, our Executive Chairman, Mr. Fries, earned an equity award with a combined grant date fair value of $475,000 awarded in the form of a grant of LILA RSUs and a grant of LILAK RSUs in a one for two ratio. The director RSUs are made at the same time the annual equity grants are made to our employees under the annual incentive plan. The awards of RSUs vest in full on March 15 of the following year.
Deferred Compensation Plan
At its February 21, 2020 meeting, the compensation committee adopted the Liberty Latin America Ltd. Director Deferred Compensation Plan, effective March 1, 2020 (the Director Deferred Compensation Plan). Under the Director Deferred Compensation Plan, beginning with deferral elections for the second quarter of 2020 and after, non-executive directors may elect to defer payment of up to 85% of their annual retainer and their annual equity awards to the extent payable in restricted shares or RSUs. Annual retainers payable in cash and deferred under the Director Deferred Compensation Plan prior to 2022 will be credited with interest at the rate of 8.5% per year, compounded daily (the credited interest fund). Our Board reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set, and in fact, reduced the interest rate to 8.0% per year, compounded daily, for compensation deferred in 2022 and 2023. Annual equity awards payable in restricted shares or RSUs that are deferred will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions (the stock fund). The deferred annual retainers and deferred equity awards may be distributed in a lump sum or in a series of up to two annual installments upon a distribution event. A distribution event is when (1) the director ceases to be a member of our Board or dies, or (2) at the election of our Board, within 12 months of certain change in control events, or (3) a specific date is selected by the director at the time he or she makes a deferral election. The Director Deferred Compensation Plan provides our Board with the discretion to terminate the Director Deferred Compensation Plan at any time. This optional termination will not result in accelerated distributions.

2022 Compensation of Directors
The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year 2022.

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)		Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael T. Fries	—		—		—	—	—	477,472
LILA	—		159,817		—
LILAK	—		317,655		—
Alfonso de Angoitia Noriega	110,000	(4)	—		—	—	—	260,772
LILA	—		50,466		—
LILAK	—		100,306		—
Charles H.R. Bracken	100,000		—		—	—	—	250,772
LILA	—		50,466		—
LILAK	—		100,306		—
Miranda Curtis	130,000		—		—	—	—	280,772
LILA	—		50,466		—
LILAK	—		100,306		—
Paul A. Gould	130,000	(5)	—		—	—	—	280,772
LILA	—		50,466		—
LILAK	—		100,306		—
Roberta S. Jacobson (6)	62,366		—		—	—	—	187,361
LILA	—		41,577		—
LILAK	—		83,418		—
Brendan Paddick	110,000	(7)	—		—	—	—	260,772
LILA	—		50,466		—
LILAK	—		100,306		—
Daniel E. Sanchez	100,000		—		—	—	—	250,772
LILA	—		50,466		—
LILAK	—		100,306		—
Eric L. Zinterhofer	110,000	(8)	—		—	—	—	260,772
LILA	—		50,466	(9)	—
LILAK	—		100,306	(9)	—
(1)Mr. Nair, our President and CEO, does not receive any additional compensation as a director. For information on Mr. Nair’s compensation, see —Summary Compensation Table above.
(2)The dollar amounts in the table reflect the grant date fair value of share awards and RSUs related to LILA shares and     LILAK shares at the time of grant in accordance with ASC 718. For a description of the assumptions used in these calculations, see Notes 3 and 15 to our consolidated financial statements for the year ended December 31, 2022, which are included in the 2022 Form 10-K.

(3)At December 31, 2022, our current non-employee directors had the following awards outstanding:

Name	Class	Options (#) (a)	Restricted Shares/RSUs (#)
Michael T. Fries	LILA	232,177	16,493
	LILAK	464,353	32,986
Alfonso de Angoitia Noriega	LILA	—	5,208
	LILAK	—	10,416
Charles H.R. Bracken	LILA	41,406	5,208
	LILAK	82,814	10,416
Miranda Curtis	LILA	1,914	5,208
	LILAK	3,829	10,416
Paul A. Gould	LILA	1,914	5,208
	LILAK	3,829	10,416
Roberta S. Jacobson	LILA	—	4,409
	LILAK	—	8,818
Brendan Paddick	LILA	—	5,208
	LILAK	—	10,416
Daniel E. Sanchez	LILA	—	5,208
	LILAK	—	10,416
Eric L. Zinterhofer	LILA	—	5,208
	LILAK	—	10,416
a.Includes shares that are subject to options or SARs, reported on a gross basis.
(4)    Includes approximately $108,441 that Mr. Angoitia Noriega received in our common shares in lieu of cash.
(5)     Includes approximately $19,442 that Mr. Gould received in our common shares in lieu of cash.
(6)     Amb. Jacobson joined our Board effective May 17, 2022.
(7)     Includes approximately $108,395 that Mr. Paddick received in our common shares in lieu of cash.
(8)    Includes approximately $109,964 that Mr. Zinterhofer received in our common shares in lieu of cash. Mr. Zinterhofer transferred such amounts to Searchlight Capital Partners, LP.
(9)    Mr. Zinterhofer transferred all of the common shares that he received to affiliates of Searchlight Capital Partners, LP.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2022, with respect to our common shares authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(1)
Equity compensation plans approved by security holders:
Liberty Latin America 2018 Incentive Plan(2)			24,982,870
LILA	13,436,013	13.25
LILAB	187,500	N/A
LILAK	26,878,236	13.26
Liberty Latin America 2018 Nonemployee Director Incentive Plan			4,586,804	(3)
LILA	48,757	N/A
LILAB	N/A	N/A
LILAK	97,513	N/A
Liberty Latin America Ltd. Employee Stock Purchase Plan
LILA	—	N/A	1,790,676	(4)
LILAB	—	N/A
LILAK	—	N/A
Equity compensation plans not approved by security holders:
Liberty Latin America Transitional Share Conversion Plan(5)			—	(6)
LILA	569,763	27.05
LILAB	N/A	N/A
LILAK	1,141,226	27.45
Total
LILA	14,054,533	13.81
LILAB	187,500	N/A
LILAK	28,116,975	13.84
			31,360,350
(1)Each plan permits grants of, or with respect to, any class of our common shares, subject to a single aggregate limit.
(2)Consists of SARs, PSARs, PSUs and RSUs held by participants at our company under the Incentive Plan. The weighted average exercise prices do not take into account the PSUs and RSUs held by participants under the Incentive Plan.

(3)Of the 4,586,804 shares available for issuance under the Director Plan, an aggregate of 3,705 LILA shares and 7,410 LILAK shares were issued to four of our directors in lieu of cash as payment of their 2022 fourth quarter director fees.
(4)Includes approximately 1,790,676 LILAK shares that were available for future issuance under the Liberty Latin America Ltd. Employee Stock Purchase Plan as of December 31, 2022. Of these 1,790,676 LILAK shares, approximately 181,743 shares were subject to purchase during the purchase period in effect as of December 31, 2022.
(5)Consists of SARs and stock options held by participants at our company and Liberty Global under the Transition Plan.
(6)The Transition Plan governs the terms and conditions of awards with respect to our company’s common shares that were granted in connection with adjustments made to awards granted by Liberty Global with respect to the LiLAC Shares. As a result, no further grants are permitted under this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under our written Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed “related party transaction” (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the chief executive officer and the chairperson of the audit committee to address such actual or potential conflicts. No “related party transaction” may be effected by our company without the approval of the audit committee or other independent committee of the Board designated to address such actual or potential conflicts.
In September 2021, one of our subsidiaries entered into an independent contractor and consulting agreement with our chief customer officer's husband, Moritz Wilmowsky, which provides him with annual compensation of $300,000 in exchange for his consulting services to assist in our efforts to reduce energy usage. The agreement had an initial one-year term that was extended through the end of 2023. The agreement may be extended for additional one-year terms and may be terminated at any time, subject to the agreement’s advance notice provisions.
SHAREHOLDER PROPOSALS
This proxy statement relates to our AGM which will take place on May 17, 2023. Based solely on the date of our AGM and the date of this proxy statement, (i) a shareholder proposal must be submitted in writing to our Secretary and received at our principal executive offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by the close of business on December 8, 2023, in order to be eligible for inclusion in our proxy materials for the 2024 Annual General Meeting of Shareholders (the 2024 annual meeting), and (ii) while we currently anticipate that the 2024 annual meeting will be held during the second quarter of 2024, if the 2024 annual meeting is called for a date within 30 calendar days before or after May 17, 2024, a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, must be submitted in writing to our Secretary and received at our principal executive offices at the foregoing address not earlier than February 16, 2024, and not later than March 18, 2024, to be considered for presentation at the 2024 annual meeting. In addition to satisfying the foregoing requirements under our bye-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide a notice to our company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024. If the 2024 annual meeting is called for a date more than 30 calendar days before or 30 calendar days after May 17, 2024, a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, will instead be required to be received at our principal executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2024 annual meeting is communicated to shareholders or public disclosure of the date of the 2024 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2024 annual meeting.

All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our memorandum of association and bye-laws and applicable law.
ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.lla.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement). If you would like to receive a copy of our 2022 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Latin America Ltd. 1550 Wewatta Street, Suite 800, Denver, Colorado 80202, United States, Tel. No. +1 (303) 925-6000, and we will provide you with the 2022 Form 10-K, without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/LILA**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-362-5550**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Liberty Latin America Ltd.

Annual Meeting of Shareholders

For Shareholders of record as of March 22, 2023

TIME: Wednesday, May 17, 2023 8:00 AM, Bermuda Time
PLACE: Rosewood Bermuda, 60 Tucker's Point Drive, Hamilton Parish, HS 02 Bermuda

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints John M. Winter and Christopher Noyes, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Liberty Latin America Ltd. which the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Liberty Latin America Ltd.

Annual Meeting of Shareholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND **FOR** PROPOSAL 2

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	WITHHOLD		
	1.01 Michael T. Fries	☐	☐		FOR
	1.02 Alfonso de Angoitia Noriega	☐	☐		FOR
	1.03 Paul A. Gould	☐	☐		FOR
	1.04 Roberta S. Jacobson	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	A proposal to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.	☐	☐	☐	FOR

You must pre-register online at www.proxydocs.com/LILA to attend the meeting.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date